UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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JETBLUE AIRWAYS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JETBLUE AIRWAYS CORPORATION
118-29 Queens Boulevard
Forest Hills, New York 11375

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 14, 2009

To Our Stockholders:

The Annual Meeting of Stockholders of JetBlue Airways Corporation (the “Company” or “JetBlue”) will be held at the Company’s corporate headquarters located at 118-29 Queens Boulevard, Forest Hills, New York, on Thursday, May 14, 2009, beginning at 10:00 a.m. EDT for the following purposes:

(1) Election to the Company’s Board of Directors of five persons duly nominated by the Board of Directors, each to hold office until our Annual Meeting of Stockholders in 2010 and until his successor has been duly elected and qualified;

(2) Ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009;

(3) Approval of a proposal to amend our Amended and Restated Certificate of Incorporation to increase the number of shares of capital stock authorized for issuance from 525,000,000 shares to 975,000,000 shares, with 900,000,000 of such shares designated as Common Stock and 75,000,000 of such shares designated as Preferred Stock;

(4) If properly presented at the meeting, to act on a shareholder proposal to recommend that the Company’s Board of Directors adopt a majority vote standard for uncontested director elections; and

(5) Transaction of such other business, if any, as may properly come before the annual meeting in accordance with the Company’s Bylaws or any adjournments thereof.

The Board of Directors has fixed the close of business on Tuesday, March 17, 2009, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournments thereof.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Admission to the annual meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. Either an admission ticket or proof of ownership of JetBlue stock, as well as a form of government-issued photo identification, such as a driver’s license or passport, must be presented in order to be admitted to the annual meeting. If you are a stockholder of record, your admission ticket is attached to your proxy card. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting their stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the annual meeting.

By Order of the Board of Directors,

James G. Hnat
Executive Vice President, General Counsel and
Secretary

April 21, 2009
Forest Hills, New York

IMPORTANT

Whether or not you plan to attend the annual meeting in person, it is important that your shares be represented. Please vote your shares now either by completing and returning the enclosed proxy card by mail, or by following the instructions on your proxy card to vote using the Internet or, if applicable, the designated toll-free telephone number.

PROXY STATEMENT
2009 ANNUAL MEETING OF STOCKHOLDERS
ABOUT THE MEETING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ITEM 1. ELECTION OF DIRECTORS
DIRECTOR COMPENSATION
DIRECTOR COMPENSATION TABLE FOR 2008
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
TRANSACTIONS WITH RELATED PERSONS
AUDIT COMMITTEE REPORT
ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ITEM 3. APPROVAL OF A PROPOSAL TO AMEND OUR AMENDED AND RESTATED
ITEM 4. SHAREHOLDER PROPOSAL
OTHER MATTERS
ADDITIONAL INFORMATION

JETBLUE AIRWAYS CORPORATION
118-29 Queens Boulevard
Forest Hills, New York 11375

PROXY STATEMENT

2009 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of JetBlue Airways Corporation (the “Company” or “JetBlue”) for use at the Annual Meeting of Stockholders to be held on Thursday, May 14, 2009, beginning at 10:00 a.m. EDT at the Company’s corporate headquarters located at 118-29 Queens Boulevard, Forest Hills, New York, 11375, and at any postponements or adjournments thereof. This proxy statement and the enclosed proxy card are being furnished to stockholders on or about April 21, 2009.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, namely the election of directors nominated by the Board of Directors, the ratification of the appointment of the Company’s independent registered public accounting firm, approval of an increase to our authorized shares, and, if properly presented at the meeting, consideration of and voting on a stockholder proposal to recommend that the Company’s Board of Directors adopt a majority vote standard for uncontested director elections. In addition, management will review the performance of the Company and respond to questions from stockholders.

Who is entitled to vote at the annual meeting?

All stockholders of record at the close of business on March 17, 2009, the record date for the annual meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. “Additional Information” at the end of this proxy statement contains a description of restrictions on voting by stockholders who are not “United States citizens”, as defined by applicable laws and regulations.

What are the voting rights of the holders of JetBlue common stock?

Each outstanding share of JetBlue common stock will be entitled to one vote on each matter considered at the annual meeting. “Additional Information” at the end of this proxy statement contains a description of certain restrictions on voting.

Who can attend the annual meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the annual meeting, and each may be accompanied by one guest.

An admission ticket is attached to your proxy card if you hold shares directly in your name as a stockholder of record. If you plan to attend the annual meeting, please vote your proxy but keep the admission ticket and bring it with you to the annual meeting.

Registration will begin at 9:00 a.m. EDT. Admission to the annual meeting will be on a first-come, first-served basis. If you attend, please note that you may be asked to present government-issued picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee) and plan to attend the annual meeting, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date as well as government-issued picture identification and check in at the registration desk at the meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting us to conduct the business of the meeting. As of the March 17, 2009 record date, 272,825,047 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 136,412,524 votes will be required to establish a quorum.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the annual meeting.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it in the envelope provided, it will be voted as you direct. If you are a registered stockholder and attend the annual meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the annual meeting will need to obtain a proxy form from the institution that holds their shares.

Can I vote by telephone or electronically?

Yes. You may vote by telephone, if applicable, or electronically through the Internet by following the instructions included with your proxy card. Telephonic and electronic votes are counted immediately and there is no need to send in your proxy card. The deadline for voting by telephone or electronically through the Internet is 11:59 p.m. EDT on May 13, 2009.

YOU CAN SAVE THE COMPANY MONEY IF YOU USE THE VOTE BY TELEPHONE OR INTERNET OPTIONS.

May I revoke a proxy?

Yes. You may revoke a proxy at any time before the proxy is exercised by filing with the Secretary of the Company a notice of revocation, or by submitting a later-dated proxy by mail, telephone or electronically through the Internet. You may also revoke your proxy by attending the annual meeting and voting in person. The powers of the proxy holders with respect to your shares will be suspended if you attend the annual meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How do I vote my 401(k) plan shares?

If you are a stockholder through participation in the JetBlue 401(k) Retirement Plan, the proxy also serves as voting instructions to the plan trustees. The plan trustees will cause allocated shares held under the plan, for which the trustees have not received direction, to be present at the meeting for purposes of determining a quorum but not voted in respect of any matter to come before the annual meeting.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, or by telephone or electronically as noted above, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of the applicable item in this proxy statement. The Board recommends a vote:

•	for election of the nominated slate of directors (see Item 1);

•	for ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2009 (see Item 2);

•	for approval of an increase to the Company’s authorized shares of capital stock (see Item 3);

•	against approval of the stockholder proposal (see Item 4).

With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors.  The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected for that slot. Votes may be cast for any nominee or withheld. Votes that are withheld with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although they will be counted for purposes of determining whether there is a quorum present at the annual meeting.

Other Items.  With respect to items 2 and 4: the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2009 and the stockholder proposal, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote will be required for approval. With respect to item 3: the approval of an amendment to our Certificate of Incorporation increasing our authorized shares of capital stock authorized for issuance from 525,000,000 shares to 975,000,000 shares, with 900,000,000 of such shares designated as Common Stock and 75,000,000 of such shares designated as Preferred Stock, the affirmative vote of a majority of the shares entitled to vote will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum present at the annual meeting. Accordingly, an abstention will have the effect of a negative vote.

Broker Non-Votes.  If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to a particular matter to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on that matter and will not be counted in determining the number of shares necessary for approval. However, if the broker or nominee does not receive voting instructions from you, your broker or nominee will be permitted to vote your shares for the election of directors and the ratification of the appointment of the Company’s independent registered public accounting firm. To the extent there are shares represented by such “broker non-votes,” they will be counted in determining whether there is a quorum present at the annual meeting.

Will the annual meeting be webcast?

Yes. Our annual meeting will be broadcast live on the Internet. To listen to the audio broadcast, log on to http://investor.jetblue.com at 10:00 a.m. EDT on May 14, 2009. The audio broadcast will be archived on that website for at least 120 days. Except for the committee charters referred to herein, information on this website is not incorporated by reference into this proxy statement or our other SEC filings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We have one class of voting securities outstanding which is entitled to one vote per share, subject to the limitations on voting by non-U.S. citizens described below under “Additional Information.” The following tables set forth certain information regarding the beneficial ownership of common stock by our directors, each executive officer named in the Summary Compensation Table under “Executive Compensation” below, our directors and executive officers as a group, and each person known to us to be a beneficial owner of more than 5% of our outstanding common stock. All share and option amounts and share prices and option exercise prices contained in this proxy statement have been adjusted for our December 2002, November 2003 and December 2005 three-for-two stock splits. Except as otherwise indicated below, all information in the following table is as of the March 17, 2009 record date. As of March 17, 2009, there were 272,825,047 shares of our common stock outstanding. Except as otherwise indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address of each person listed below is c/o JetBlue Airways Corporation, 118-29 Queens Boulevard, Forest Hills, New York 11375.

	Number of Shares	Percentage of Shares
5% Stockholders Name of Beneficial Owner	Beneficially Owned	Beneficially Owned

Deutsche Lufthansa AG(1)	42,589,347	15.61
FMR LLC(2)	40,617,292	14.89
Wellington Management Co. LLP(3)	16,044,184	5.88

Executive Officers and Directors	Number of Shares	Percentage of Shares
Name of Beneficial Owner	Beneficially Owned	Beneficially Owned

Dave Barger(4)	1,071,149	*
Edward Barnes(5)	16,636	*
Russell Chew(6)	36,014	*
Robin Hayes(7)	—	*
James Hnat(8)	80,616	*
Robert Maruster(9)	73,636	*
Peter Boneparth(10)	—	*
David Checketts(11)	73,422	*
Robert Clanin(12)	54,000	*
Kim Clark(13)	121,500	*
Christoph Franz(14)	54,000	*
Virginia Gambale(15)	67,500	*
Stephan Gemkow(16)	—	*
Neal Moszkowski(17)	257,119	*
Joel Peterson(18)	771,246	*
Ann Rhoades(19)	243,775	*
Frank Sica(20)	228,144	*
All executive officers and directors as a group (18 persons)(21)	3,148,757	1.2%

*	Represents ownership of less than one percent.

(1)	The information reported is based on a Schedule 13G dated January 22, 2008, filed with the Securities and Exchange Commission (the “SEC”), in which Deutsche Lufthansa AG reported that, as of that date, it held sole voting and dispositive power over all 42,589,347 shares. The principal business address of Deutsche Lufthansa AG is Von-Gablenz-Strasse 2-6, 50679 Koln, Germany.

(2)	The information reported is based on a Schedule 13G/A dated February 17, 2009, filed with the SEC, in which FMR Corp. and certain of its affiliates reported that at December 31, 2008, FMR LLC, a parent holding company, and Edward C. Johnson, 3d, the chairman of FMR LLC, had sole dispositive power over all 40,617,292 shares, sole voting power over 1,690,127 of such shares and shared voting power over none of the shares. According to the Schedule 13/A, the interest of Fidelity Growth Company Fund, an investment company registered under the Investment Company Act of 1940, in the Company’s common stock amounted to 26,935,673 shares or 9.935% of the total outstanding common stock at December 31, 2008. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 38,664,425 shares or 14.261% of the Company’s outstanding common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Growth Company Fund, amounted to 26,935,673 shares or 9.935% of the Company’s outstanding common stock. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 38,664,425 shares owned by the Funds. Pyramis Global Advisors Trust Company (“PGATC”), 53 State Street, Boston, Massachusetts, 02109, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 1,952,867 shares or 0.720% of the outstanding Common Stock of the Company as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 1,952,867 shares and sole power to vote or to direct the voting of 1,690,127 shares of Common Stock owned by the institutional accounts managed by PGATC as reported above. The principal business address of each of FMR LLC, Fidelity, Fidelity Growth Company Fund, is 82 Devonshire Street, Boston, MA 02109.

(3)	The information reported is based on a Schedule 13G dated February 17, 2009, filed with the SEC, in which Wellington Management Co. LLP reported that at December 31, 2008, it held sole voting power and sole dispositive power over no shares, shared voting power over 9,374,391 shares and shared dispositive power over 15,964,784 shares. The principal business address of Wellington Management Co. LLP is 75 State Street, Boston, MA 02109.

(4)	Includes options to purchase 527,457 shares, of which 521,457 are immediately exercisable and the remaining 6,000 are exercisable within 60 days of the record date pursuant to our Amended and Restated 2002 Stock Incentive Plan. Mr. Barger, our Chief Executive Officer, is a member of our Board of Directors. As of April 17, 2009, Mr. Barger had pledged shares valued at $476,062 (assuming a common stock price of $5.41) in conjunction with a brokerage account.

(5)	Includes options to purchase 10,500 shares, which are immediately exercisable pursuant to our Amended and Restated 2002 Stock Incentive Plan.

(6)	Includes 16,666 restricted stock units, which vest within 60 days of the record date pursuant to our Amended and Restated 2002 Stock Incentive Plan.

(7)	Mr. Hayes joined the Company in August 2008.

(8)	Includes options to purchase 73,125 shares, of which 59,625 are immediately exercisable and the remaining 13,500 are exercisable within 60 days of the record date pursuant to our Amended and Restated 2002 Stock Incentive Plan.

(9)	Includes options to purchase 67,500 shares, of which 58,500 shares are immediately exercisable and the remaining 9,000 are exercisable within 60 days of the record date pursuant to our Amended and Restated 2002 Stock Incentive Plan.

(10)	Mr. Boneparth joined the Board of Directors in December 2008.

(11)	Includes options to purchase 54,000 shares, which are immediately exercisable pursuant to our Amended and Restated 2002 Stock Incentive Plan.

(12)	Includes options to purchase 54,000 shares, which are immediately exercisable pursuant to our Amended and Restated 2002 Stock Incentive Plan, 27,000 of which are subject to our right of repurchase, which right lapses in two equal annual installments in each of 2010 and 2011.

(13)	Includes options to purchase 121,500 shares, which are immediately exercisable pursuant to our Amended and Restated 2002 Stock Incentive Plan.

(14)	Consists of options to purchase 54,000 shares, which are immediately exercisable pursuant to our Amended and Restated 2002 Stock Incentive Plan, 40,500 of which are subject to our right of repurchase, which right lapses in equal installments over the next three years.

(15)	Includes options to purchase 67,500 shares, which are immediately exercisable pursuant to our Amended and Restated 2002 Stock Incentive Plan, 27,000 of which are subject to our right of repurchase, which right lapses in two equal annual installments in each of 2009 and 2010.

(16)	Mr. Gemkow joined our Board of Directors in August 2008.

(17)	Includes options to purchase 121,500 shares, which are immediately exercisable pursuant to our Amended and Restated 2002 Stock Incentive Plan. Mr. Moszkowski’s options lapse on February 11, 2010, following his stepping down from our Board of Directors on February 12, 2009.

(18)	Includes options to purchase 121,500 shares, which options are immediately exercisable pursuant to our Amended and Restated 2002 Stock Incentive Plan.

(19)	Includes (a) options to purchase 183,775 shares, which options are immediately exercisable pursuant to our Amended and Restated 2002 Stock Incentive Plan, and (b) 90 shares held by a trust, of which Ms. Rhoades’ husband is trustee with power to vote and dispose of the shares held in such trust, as to which Ms. Rhoades disclaims beneficial ownership.

(20)	Includes options to purchase 121,500 shares, which are immediately exercisable pursuant to our Amended and Restated 2002 Stock Incentive Plan.

(21)	See footnotes (4) through (20) above. Includes options to purchase an aggregate of 1,577,857 shares exercisable within 60 days of the record date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules promulgated thereunder require our executive officers, directors and persons who beneficially own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish to us copies of all such filings. We believe, based solely upon a review of (i) those reports and amendments thereto furnished to us during and with respect to our fiscal year ended December 31, 2008, and (ii) written representations from reporting persons, that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Exchange Act during fiscal 2008, except that Mr. Barnes and Mr. Maruster each were inadvertently late in filing a Form 4 reporting one transaction, each of which filing was made, and each of our independent directors was late in filing a Form 4 to report one transaction as a result of an administrative issue at the Company, which has since been corrected and the late filing made for each independent director.

ITEM 1.	ELECTION OF DIRECTORS

The Board of Directors consists of eleven directors. Prior to this Annual Meeting, the Company’s directors were divided into three classes, with each director holding office for a term of three years. Pursuant to an amendment to Article VI of the Amended and Restated Certificate of Incorporation and Article III, Sections 1 and 2 of the Company’s Bylaws adopted following the 2008 Annual Meeting of Stockholders, beginning with this Annual Meeting the Board will be declassified over a period of not more than three years, so that when the amendment is fully phased in the Company’s directors will each serve for a one year term and be subject to annual election by the stockholders. The phase-in schedule is as follows:

•	At this 2009 Annual Meeting, five directors will be elected for one year terms, to succeed the Class I directors whose terms expire in 2009.

•	At the 2010 Annual Meeting, eight directors will be elected for one year terms, including three directors elected to succeed the three Class III directors whose terms expire in 2010.

•	At the 2011 Annual Meeting, all eleven directors will be elected for one year terms, including three directors elected to succeed the three Class II directors whose terms expire in 2011.

•	Thereafter, all directors will be elected for one year terms.

As such, the shareholders will elect five directors at this Annual Meeting, each to hold office until the Annual Meeting of Stockholders in 2010.

Based on the recommendation of the Corporate Governance & Nominating Committee, the Board of Directors has nominated current directors Peter Boneparth, Kim Clark, Stephan Gemkow, Joel Peterson and Ann Rhoades, each a current director of the Company, to be elected as a director of the Company. If elected, each of the nominees will serve until the next annual meeting of stockholders to be held in 2010, or until such time as their respective successors have been duly elected and qualified.

The remaining directors will continue to serve as set forth below.

The Board believes that each of the nominees will be available and able to serve as a director. If a nominee is unable to serve, the shares of common stock represented by all valid proxies will be voted at the annual meeting for the election of such substitute as the Board may recommend, the Board may reduce the number of directors to eliminate the vacancy or the Board may fill the vacancy at a later date after selecting an appropriate nominee.

Certain information concerning the nominees and those directors whose terms of office will continue following the annual meeting is set forth below.

Our Board of Directors recommends that stockholders vote FOR the election of each of the nominees.

Nominees Standing for Election for an Annual Term

Peter Boneparth, age 49, has been a member of our Board of Directors since December 2008. Mr. Boneparth has been a Senior Advisor of Irving Capital Partners, a private equity group, since February 2009. He served as president and CEO of the Jones Apparel Group from 2002 to 2007. Mr. Boneparth is also a member of the Board of Directors of Kohl’s Corporation. Mr. Boneparth was initially recommended for Board of Directors membership by Mr. Sica.

Dr. Kim Clark, age 59, has been a member of our Board of Directors since April 2002. Dr. Clark has been the President of Brigham Young University — Idaho since August 2005. He served as Dean of the Faculty at Harvard Business School from 1995 to July 2005, member of the Harvard faculty from 1978 to July 2005 and George F. Baker Professor of Administration at Harvard from 1999 to July 2005. Dr. Clark currently serves as a director of Black and Decker Corporation.

Stephan Gemkow, age 49, has been a member of our Board of Directors since August 2008. Mr. Gemkow is a member of the Deutsche Lufthansa AG Executive Board and is its Chief Financial Officer, serving in that capacity since June 1, 2006. Mr. Gemkow joined Deutsche Lufthansa AG in 1990, working initially in Corporate Organization and Strategic Corporate Development. He then moved on to work in various management capacities before serving as Area Sales Manager in Washington D.C. from 1994 to 1997. He subsequently took over as Head of Investor Relations, and in 2001 was appointed Senior Vice President Corporate Finance. In February 2004, Mr. Gemkow joined the Executive Board of Lufthansa Cargo AG, where he was responsible for Finance and Human

Resources. Mr. Gemkow is Chairman of the Supervisory Boards of Delvag Luftfahrtversicherungs-AG and Lufthansa AirPlus Servicekarten GmbH. He is a member of the Supervisory Boards of Lufthansa Cargo AG, LSG Lufthansa Service Holding AG, Lufthansa Technik AG, Evonik Industries AG and also serves on the Boards of Directors of WAM Acquisition S.A. and Amadeus IT Group S.A. He is a member of the Exchange Experts Commission advising the German Federal Ministry of Finance. Mr. Gemkow was appointed to our Board of Directors in connection with the Stock Purchase Agreement, dated as of December 13, 2007, as amended, between Deutsche Lufthansa AG and the Company. Deutsche Lufthansa AG nominated Mr. Gemkow for the appointment.

Joel Peterson, age 61, is our Chairman of the Board and has served in this capacity since May 2008, and has been a member of our Board of Directors since June 1999. Mr. Peterson is the founding partner of Peterson Partners, LLP, a private equity capital firm that he founded in 1995. From 1973 to 1991, Mr. Peterson served in several positions at Trammell Crow Company, a commercial real estate service company, including Chief Executive Officer from 1988 to 1991 and Chief Financial Officer from 1977 to 1985. Mr. Peterson currently serves as a director of Franklin Covey Co. and has taught at the Stanford Graduate School of Business since 1992.

Ann Rhoades, age 64, has been a member of our Board of Directors since September 2001. Ms. Rhoades has served as the President of PeopleInk, Inc., a human resources consulting firm, since its inception. From April 1999 through April 2002, Ms. Rhoades served as our Executive Vice President, People. From January 1995 to March 1999, Ms. Rhoades was the Executive Vice President, Team Services for Promus Hotel/DoubleTree Hotels Corporation. From June 1989 to January 1995, Ms. Rhoades was the Vice President, People for Southwest Airlines. Ms. Rhoades currently serves as a director of P.F. Chang’s China Bistro, Inc.

Directors Whose Terms Expire in 2010

David Barger, age 51, is our Chief Executive Officer and has served in this capacity since May 2007. Mr. Barger has been a member of our Board of Directors since September 2001. Mr. Barger also served as our President from August 1998 until September 12, 2007, and as our Chief Operating Officer from August 1998 until March 26, 2007. Mr Barger is a member of the team that founded JetBlue. Previously, Mr. Barger was with both Continental Airlines and New York Air from 1982 to 1998.

David Checketts, age 53, has been a member of our Board of Directors since January 2000. Since 2001, Mr. Checketts has been an independent investor and Chairman of New York-based SCP Worldwide, an investment firm that focuses on sports, media and entertainment assets. From 1994 to 2001, Mr. Checketts was President and Chief Executive Officer of Madison Square Garden Corporation. From March 1991 to September 1994, Mr. Checketts was the President of the New York Knicks professional basketball team. From September 1990 to March 1991, he was Vice President of Development for the National Basketball Association. From 1984 to 1990, Mr. Checketts was President of the Utah Jazz professional basketball team.

Virginia Gambale, age 49, has been a member of our Board of Directors since May 2006. Ms. Gambale has been a Managing Partner of Azimuth Partners LLC, a strategic and advisory firm in the field of technology and data communications solutions, since 2003. Prior to starting Azimuth Partners, Ms. Gambale was a Partner at Deutsche Bank Capital and ABS Ventures from 1999 to 2003, and prior to that she held the position of Chief Information Officer of Bankers Trust Alex. Brown and at Merrill Lynch.

Directors Whose Terms Expire in 2011

Robert Clanin, age 64, has been a member of our Board of Directors since March 2007. He served as Senior Vice President and Chief Financial Officer for United Parcel Service, Inc., or UPS, the world’s largest package distribution company, from 1994 until his retirement in January 2001. Mr. Clanin also retired from the UPS Management Committee and the UPS Board of Directors in January 2001.

Mr. Clanin currently serves as a director of Caraustar Industries, Inc. and Clockwork Home Services, Inc.

Christoph Franz, age 49, has been a member of our Board of Directors since February 2008. Mr. Franz has served as Chief Executive Officer of Swiss International Air Line since 2004. Prior to joining Swiss Air, Mr. Franz spent nine years in top management positions with Deutsche Bahn AG (DB), the German national railway, ending as a member of executive management in charge of passenger transport. Mr. Franz was appointed to our Board of Directors in connection with the Stock Purchase Agreement, dated as of December 13, 2007, as amended, between Deutsche Lufthansa AG and the Company. Deutsche Lufthansa AG nominated Mr. Franz for the appointment.

Frank Sica, age 58, has been a member of our Board of Directors since December 1998. Mr. Sica has served as a Managing Partner at Tailwind Capital, a private equity firm, since 2006. From 2004 to 2005, Mr. Sica was a Senior Advisor to Soros Private Funds Management. During that period Mr. Sica was also President of Menemsha Capital Partners, Ltd., a private investment firm. From 2000 to 2003, Mr. Sica was President of Soros Private Funds Management LLC, which oversaw the direct real estate and private equity investment activities of Soros. In 1998, Mr. Sica joined Soros Fund Management, where he was a Managing Director responsible for Soros’ private equity investments. From 1988 to 1998, Mr. Sica was a Managing Director in Morgan Stanley’s Merchant Banking Division. In 1996, Mr. Sica was elevated to Co-CEO of Morgan Stanley’s Merchant Banking Division. Prior to 1988, Mr. Sica was a Managing Director in Morgan Stanley’s mergers and acquisitions department. From 1974 to 1977, Mr. Sica was an officer in the U.S. Air Force. Mr. Sica currently serves as a director of CSG Systems International, Inc., Kohl’s Corporation, NorthStar Realty Finance Corporation and Safe Bulkers Inc.

Board of Directors and Committees of the Board

The business of JetBlue is managed under the direction of our Board of Directors. It has responsibility for establishing broad corporate policies, counseling and providing direction to our management in the long-term interests of the Company, our stockholders, and for our overall performance. It is not, however, involved in our operating details on a day-to-day basis. The Board is kept advised of our business through regular reports and analyses and discussions with our Chief Executive Officer and other officers.

Independent Directors.  Our Board of Directors currently has eleven members: David Barger, Peter Boneparth, David Checketts, Robert Clanin, Kim Clark, Christoph Franz, Virginia Gambale, Stephan Gemkow, Joel Peterson, Ann Rhoades and Frank Sica. In connection with the annual meeting and the election of directors, our Board of Directors reviewed the independence of each director under the standards set forth in the Marketplace Rules of the NASDAQ Stock Market LLC, or NASDAQ. The NASDAQ definition of independent director includes a series of objective tests, such as the director is not, and was not during the last three years, an employee of the Company and has not received certain payments from, or engaged in various types of business dealings with, the Company. In addition, as further required by the NASDAQ Marketplace Rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with such individual’s exercise of independent judgment in carrying out his or her responsibilities as a director. In making these determinations, the Board reviewed and discussed information provided by the directors with regard to each director’s business and personal activities as they may relate to JetBlue and our management. Our full Board affirmatively determined that each of Peter Boneparth, David Checketts, Robert Clanin, Kim Clark, Christoph Franz, Virginia Gambale, Joel Peterson, Ann Rhoades and Frank Sica were independent. Based upon the Board’s review, each of our Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee of the Board are comprised entirely of directors who have been determined to be independent under the applicable NASDAQ Marketplace Rules and applicable rules and regulations of the SEC. Mr. Barger and Mr. Gemkow are not independent within the meaning of the NASDAQ Marketplace Rules.

Board Structure and Meetings.  Our Board of Directors conducts its business through meetings of the Board and through activities of its committees. The Board of Directors and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. Board agendas include regularly scheduled executive sessions of the independent directors to meet without the presence of management, which are presided over by our Chairman of the Board, who is currently Joel Peterson. The Board has delegated various responsibilities and authority to different committees of the Board, as described below in this section of this proxy statement. Our Board of Directors currently has a standing Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. From time to time, the Board of Directors appoints ad hoc committees to oversee special projects for the Board. Committees regularly report on their activities and actions to the full Board of Directors. Members of the Board have access to all of our employees outside of Board meetings. The Board of Directors held a total of five meetings during 2008. All of the directors attended at least 75% of the total number of meetings of the Board and of each standing committee at the times when he or she was a member of the Board or such committee during fiscal 2008, except for Mr. Gemkow and Mr. Sica, who each attended 34% and 64% of the total meetings of the Board and of each standing committee at the times when he was a member of the Board or such committee during fiscal 2008, respectively.

Committee Membership as of December 31, 2008

Corporate
Governance and
		Compensation	Nominating
Director	Audit Committee	Committee	Committee
David Barger
Peter Boneparth(1)
David Checketts(4)
Robert Clanin	X (chair)
Dr. Kim Clark			X
Christoph Franz
Virginia Gambale	X
Stephan Gemkow(2)
Neal Moszkowski(3)		X
Joel Peterson(4)		X	X (chair)
Ann Rhoades		X (chair)
Frank Sica(4)	X		X

(1)	Mr. Boneparth was appointed to the Board of Directors on December 11, 2008. He agreed to serve on the Audit Committee in January 2009.

(2)	Mr. Gemkow was appointed to the Board on August 14, 2008.

(3)	Mr. Moszkowski resigned from the Board of Directors on February 12, 2009.

(4)	Mr. Sica served on the Audit Committee on an interim basis from July to December 2008. At the February 12, 2009 meeting of the Board of Directors, Mr. Checketts and Mr. Franz became members of the Compensation Committee and Mr. Peterson stepped off that Committee.

Audit Committee.  On behalf of the Board of Directors, the Audit Committee oversees (i) the integrity of our financial statements, (ii) the appointment, compensation, qualifications, independence and performance of our independent registered public accounting firm, (iii) compliance with ethics policies and legal and regulatory requirements, (iv) the performance of our internal audit function, and (v) our financial reporting process and systems of internal accounting and financial controls. The Audit Committee operates under a written charter, which was adopted by the Board of Directors and is available on our website at http://investor.jetblue.com. Except for the charter referred to herein, information on this website is not incorporated into this proxy statement or our other SEC filings. The current members of the Audit Committee are Peter Boneparth, Robert Clanin (Chair), and Virginia Gambale, each of whom is an independent director within the meaning of the applicable rules and regulations of the SEC and NASDAQ. In addition, the Board of Directors has determined that Robert Clanin, the chairman of the Audit Committee, is an “audit committee financial expert” as defined under applicable SEC rules. The Audit Committee met eight times during the fiscal year ended December 31, 2008.

Compensation Committee.  The Compensation Committee determines our compensation policies and the level and forms of compensation provided to our Board members and executive officers, as discussed more fully under “Compensation Discussion and Analysis” beginning on page 16 of this proxy statement. The Compensation Committee also reviews bonuses paid to employees who are not members of the Board or executive officers. In addition, the Compensation Committee reviews and approves stock-based compensation for our directors, officers and employees, and administers our Amended and Restated 2002 Stock Incentive Plan, crewmember stock purchase plan, and our profit sharing and 401(k) retirement plan. The charter of the Compensation Committee is available on our website at http://investor.jetblue.com. Except for the charter referred to herein, information on this website is not incorporated into this proxy statement or our other SEC filings. The current members of the Compensation Committee are David Checketts, Christoph Franz and Ann Rhoades (Chair), each of whom is an independent director within the meaning of the applicable NASDAQ rules. The Compensation Committee met nine times during the fiscal year ended December 31, 2008.

Special Stock Option Committee.  The Special Stock Option Committee had separate, but concurrent, jurisdiction with the Compensation Committee to make discretionary stock option grants under our Amended and Restated 2002 Stock Incentive Plan to eligible individuals, other than officers and non-employee Board members that are subject to Section 16 of the Exchange Act, as it deemed appropriate. The Special Stock Option Committee was dissolved by action of the Board of Directors in February 2008 and did not meet in 2008 prior to its dissolution.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee is responsible for developing our corporate governance policies and procedures, and for recommending those policies and procedures to the Board for adoption. This Committee also is responsible for making recommendations to the Board regarding the size, structure and functions of the Board and its committees. The Corporate Governance and Nominating Committee identifies and recommends new director nominees in accordance with selection criteria established by the Board. This Committee also is responsible for conducting the periodic evaluation of the performance of the Board, its committees and each director. The charter of the Corporate Governance and Nominating Committee is available on our website at http://investor.jetblue.com. Except for the charter referred to herein, information on this website is not incorporated into this proxy statement or our other SEC filings. The current members of the Corporate Governance and Nominating Committee are Kim Clark, Joel Peterson (Chair) and Frank Sica, each of whom is an independent director within the meaning of applicable NASDAQ rules. The Corporate Governance and Nominating Committee met two times during the fiscal year ended December 31, 2008.

Board Candidate Nominations.  In evaluating and determining whether to nominate a candidate for a position on our Board, the Corporate Governance and Nominating Committee will consider, among other criteria, integrity and values, relevant experience, diversity, and commitment to enhancing stockholder value. Candidates may come to the attention of the Corporate Governance and Nominating Committee from current Board members, stockholders, officers or other recommendation, and the committee reviews all candidates in the same manner regardless of the source of the recommendation.

In 2008, the committee retained a search firm to assist it in identifying potential nominees for the Board of Directors.

The Corporate Governance and Nominating Committee will consider stockholder recommendations of candidates when the recommendations are properly submitted in accordance with the provisions of our Fifth Amended and Restated Bylaws. A stockholder who wishes to recommend a prospective nominee for our Board should notify the Company’s Corporate Secretary in writing at JetBlue Airways Corporation, 118-29 Queens Boulevard, Forest Hills, New York 11375. In order for potential stockholder nominees to be considered for election at our 2010 Annual Meeting of Stockholders, the Corporate Secretary should receive notice no later than December 14, 2009. The notice must set forth the candidate’s name, age, business address, residence address, principal occupation or employment, qualifications for Board membership and the number of shares of our common stock beneficially owned by the candidate. In addition, the notice must include the stockholder’s name, address and the number of shares of our common stock beneficially owned by the stockholder nominating such candidate, as well as the period of time such shares have been held. Any notice received by the Corporate Secretary after such date will not be considered timely.

Stockholder Communications with the Board.  Stockholders may communicate with our Board of Directors by sending a letter to the JetBlue Board of Directors, c/o Corporate Secretary, JetBlue Airways Corporation 118-29 Queens Boulevard, Forest Hills, New York 11375. The name of any specific intended member of our Board should be noted in the letter. Our Corporate Secretary will forward such correspondence to the intended recipient or as directed by such correspondence; however, our Corporate Secretary, prior to forwarding any correspondence, has the authority to disregard any communications he deems to be inappropriate, or to take any other appropriate actions with respect to such inappropriate communication.

Director Attendance at Annual Meetings.  The Company has a policy encouraging at least a majority of our directors to attend each annual meeting of our stockholders. Seven members of our Board of Directors attended our 2008 Annual Meeting of Stockholders held on May 15, 2008.

DIRECTOR COMPENSATION

Director compensation is evaluated and determined by the Compensation Committee of our Board of Directors. The following table summarizes compensation paid to our directors during the fiscal year ended December 31, 2008. The footnotes and narrative discussion following the table describe details of each form of compensation paid to our directors and other material factors relating to this compensation.

DIRECTOR COMPENSATION TABLE FOR 2008

	Fees Earned or		Stock	Option	All other
	Paid in Cash		Awards	Awards	Compensation	Total
Name (a)	($)(b)(1)		($)(c)(3)	($)(d)(3)(4)	($)(g)(5)	($)(h)

David Barger(6)	—		—	—	—	—
Peter Boneparth(7)	9,750		—	—	—	9,750
David Checketts	30,250		35,000	24,053	—	89,303
Robert Clanin	139,250	(2)	35,000	76,624	—	250,874
Kim Clark	116,250	(2)	35,000	24,053	—	175,303
Christoph Franz(7)	30,250		35,000	41,781	—	107,031
Virginia Gambale	134,000	(2)	35,000	91,109	—	260,109
Stephan Gemkow(7)	18,500		35,000	—	—	53,500
Angela Gittens(8)	10,000		—	—	—	10,000
Neal Moszkowski(9)	32,250		35,000	24,053	—	91,303
David Neeleman(10)	—		—	—	424,480	424,480
Joel Peterson	40,000		35,000	24,053	—	99,053
Ann Rhoades	37,000		35,000	24,053	—	96,053
Frank Sica	138,250	(2)	35,000	24,053	—	197,303

(1)	In March 2008, the Board approved a comprehensive revision to our Board of Directors’ compensation, which was effective in the second quarter of 2008. Under the new compensation package, our Board members are paid an annual retainer fee of $35,000 (paid quarterly in advance), a per meeting fee of $1,000 for each Board and committee meeting attended (in person or telephonically), and an annual grant of $35,000 of deferred common stock units, determined at fair market value, payable to directors serving on the Board of Directors on the grant date. The Audit Committee chair receives an additional $20,000 annual retainer and the chairs of our other standing Board committees each receives an additional $5,000 annual retainer. Column (b) in the table above includes the first quarter $10,000 quarterly payment that was payable to Mr. Clanin, Mr. Clark, Ms. Gambale and Ms. Gittens under our previous director compensation structure. For additional details, see the “Narrative to the Director Compensation Table.” Director fees of $1,000, the per meeting fee for attendance at the December 2008 board meeting, are included in column (b) above but were paid in 2009.

(2)	Includes fees earned in connection with service on a special committee, which committee was formed in 2007. Fees for service on the committee were paid in September 2008 at the dissolution of the committee are as follows: Frank Sica, as chair — $100,000; Robert Clanin — $75,000; Dr. Kim Clark — $75,000; and Virginia Gambale — $75,000.

(3)	Represents the accounting expense recognized for financial statement reporting purposes during 2008 for the fair value of options and restricted stock units to purchase shares of JetBlue common stock under our Amended and Restated 2002 Stock Incentive Plan, as granted in 2008 as well as prior years, as calculated in accordance with SFAS 123(R), Share Based Payment. Please refer to Note 7 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC, for further discussion related to the assumptions used in our valuation. For information on the valuation assumptions with respect to grants made prior to 2008, please refer to the notes to our financial statements in our applicable Annual Report on Form 10-K. Subject to the directors’ continued service, these options vest in equal annual installments measured from the grant date, subject to immediate vesting upon certain changes in control.

(4)	Options outstanding and detail of options granted in 2008, and deferred stock units outstanding and details of deferred stock units granted in 2008, are as follows:

		Options Awarded in 2008
				Grant Date Fair
	Outstanding at	Grant	Options	Value of Option
Name	12/31/08	Date	Granted	Awards ($)	Vesting Schedule

Peter Boneparth	—	—	—	—	—
David Checketts	54,000	—	—	—	—
Robert Clanin	54,000	—	—	—	—
Kim Clark	121,500	—	—	—	—
Christoph Franz	54,000	2/7/2008	54,000	186,139	One fourth in four equal annual installments from date of grant
Virginia Gambale	67,500	—	—	—	—
Stephan Gemkow	—	—	—	—	—
Neal Moszkowski	121,500	—	—	—	—
Joel Peterson	121,500	—	—	—	—
Ann Rhoades	183,775	—	—	—	—
Frank Sica	121,500	—	—	—	—

		Stock Awards in 2008
	DSUs			Grant Date Fair
	Outstanding at	Grant	DSUs	Value of Option
	12/31/08	Date	Granted	Awards ($)	Vesting Schedule

Peter Boneparth	—	—	—	—	—
David Checketts	7,000	12/2/2008	7,000	35,000	immediately vested
Robert Clanin	7,000	12/2/2008	7,000	35,000	immediately vested
Kim Clark	7,000	12/2/2008	7,000	35,000	immediately vested
Christoph Franz	7,000	12/2/2008	7,000	35,000	immediately vested
Virginia Gambale	7,000	12/2/2008	7,000	35,000	immediately vested
Stephan Gemkow	7,000	12/2/2008	7,000	35,000	immediately vested
Neal Moszkowski	7,000	12/2/2008	7,000	35,000	immediately vested
Joel Peterson	7,000	12/2/2008	7,000	35,000	immediately vested
Ann Rhoades	7,000	12/2/2008	7,000	35,000	immediately vested
Frank Sica	7,000	12/2/2008	7,000	35,000	immediately vested

(5)	As is customary in the airline industry, all members of the Board of Directors and their immediate family may travel without charge on our flights. In 2008, no directors (including their family members) received $10,000 or more in aggregate perquisites or other personal benefits (specifically, annual flight benefits). All directors are reimbursed for their reasonable and customary out-of-pocket expenses incurred in attending Board and committee meetings.

(6)	Mr. Barger is an employee of the Company and accordingly, does not receive any compensation for his director service to the Company. His compensation is reported in the Summary Compensation Table under “Executive Compensation” on page 27 of this proxy statement.

(7)	Messrs. Boneparth, Franz and Gemkow earned the fees reflected in the table above for Board service rendered in 2008. The fees were paid in 2009 upon our receipt of required tax documentation. In March 2009, Mr. Gemkow was paid 512 euros to compensate him for a loss he suffered due to currency fluctuations on 2008 board payments which resulted from a Company administrative issue which has since been corrected.

(8)	Ms. Gittens served on our Board of Directors until the completion of our 2008 Annual Meeting of Stockholders.

(9)	Mr. Moszkowski served on the Board of Directors until February 12, 2009. His options, all of which had vested, will expire one year from his resignation date.

(10)	Mr. Neeleman served on our Board of Directors until the completion of our 2008 Annual Meeting of Stockholders. He remained an employee of the Company until his departure from the Board of Directors and the compensation reported under column (g) is a combination of salary, 401(k) plan payments and bonus for 2008 and a lump sum payment of $247,333.33, representing his base salary and benefits through August 2009, as provided for under his employment contract with the Company. The payment of severance to Mr. Neeleman was not otherwise ratified by the Board of Directors or a committee of the Board, as the contract was entered into in 1998, prior to the adoption of such requirements.

Narrative to Director Compensation Table

In March 2008, the Compensation Committee recommended, and the Board of Directors approved, modifications to our director compensation program to provide our Board members with overall compensation that we believe is more in line with compensation that is received by other directors of companies in the domestic airline industry. These compensation changes became effective in the second quarter of 2008. The Company’s compensation consultant, Watson Wyatt, provided advice on the proposed Board member compensation package ultimately approved by the Compensation Committee.

Our Board compensation package is composed of an annual retainer fee of $35,000 (paid quarterly in advance), a per meeting fee of $1,000 for each Board and committee meeting attended (in person or telephonically), and an annual equity grant of $35,000 of deferred common stock units, determined at fair market value, payable to directors serving on the Board of Directors on the grant date. The Audit Committee chair receives an additional $20,000 annual retainer and the chairs of our other standing Board committees each receives an additional $5,000 annual retainer. The proposed cash to equity allocation of this package is 60% to 40%, with the objective of paying total annual compensation of approximately $80,000 per Board member to each director who is not a committee chair; this targeted amount assumes attendance at all meetings of the Board and the standing committees on which the director serves. We believe this revised compensation package will better enable us to recruit and retain qualified directors. Our non-employee directors will continue to receive flight benefits and reimbursement of expenses, as set forth below.

Prior to the restructuring of our director compensation program, each of our non-employee Board members received an initial option to purchase 54,000 shares of our common stock pursuant to the automatic option grant program under our Amended and Restated 2002 Stock Incentive Plan, either (i) on the effective date of our 2002 initial public offering or (ii) upon their appointment to the Board of Directors. The options issued to directors serving on the effective date of our 2002 initial public offering had an exercise price per share of $8.00, which is equal to the price per share at which our common stock was sold to the public in our initial public offering. Options issued after the initial public offering had an exercise price equal to the closing price on the grant date. All director options have a term of ten years, subject to earlier termination following the director’s cessation of Board service. The initial grant of option shares vested in a series of four successive annual installments upon the director’s completion of each year of Board service over the four-year period measured from the grant date. In addition, until the 2008 Annual Meeting of stockholders, each non-employee Board member continuing to serve as a non-employee Board member following the annual meeting of stockholders was automatically granted an option to purchase 13,500 shares of our common stock, provided such individual served on our Board for at least six months. The shares subject to each annual 13,500 share automatic option grant had an exercise price equal to the average market price per share of our common stock on the grant date and vest upon the director’s completion of one year of Board service measured from the grant date. Any vested but unexercised options are exercisable for a period of twelve months following the cessation of the director’s Board service. The shares subject to each automatic option grant will immediately vest in full upon certain changes in control or ownership, or upon the director’s death or disability while a Board member. Prior to the revision of our director compensation program, directors who had been with the Company at the time of its 2002 initial public offering received no cash compensation. Non-employee directors who joined us following our 2002 initial public offering received a cash payment of $10,000 per quarter, in addition to the equity grants discussed above. The initial option grants were terminated when the Board adopted the revised compensation package in May 2008. Starting with 2008, the directors serving on the grant date each received a grant of 7,000 deferred stock units.

In 2008, two of our directors, Mr. Peterson and Ms. Rhoades, donated the cash portion of their Board compensation to the JetBlue Crewmember Crisis Fund, a non-profit organization that assists JetBlue employees facing emergency hardship situations.

Flight Benefits.  As is customary in the airline industry, all members of the Board of Directors and their immediate family may travel without charge on our flights.

Reimbursement of Expenses.  We reimburse our directors, including those who are full-time employees who serve as directors, for expenses incurred in attending meetings.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s executive compensation programs and should not be construed as statements of management’s expectations or estimates of future results or other forward-looking guidance. We specifically caution investors not to apply these statements to other business or financial contexts.

Overview

In 2007, the Company revised its executive compensation program because we had determined, based on analysis of executive compensation in the domestic airline industry by our compensation consultant, Watson Wyatt, that our executives were being compensated at below the 25th percentile compared to their airline industry peers. As a result of that analysis, in 2008 we determined that it was appropriate for our executives to be compensated at the market median of our peer group. We felt that this level was appropriate for a low cost, value airline while competitive enough to enable us to retain our senior executives and key employees. We have continued to work within our revised compensation system to select goals that would drive our employees to achieve excellence, while permitting us to make the responsible decisions that would let us respond nimbly to challenging, rapidly-changing industry dynamics and protect stockholder value — all while providing fair compensation in the current economic environment. We are a maturing company, having grown out of our aggressive start up phase and we are now in our next growth stage. It is our ongoing challenge to determine how to measure our successes and failures going forward in an often turbulent industry, while still maintaining flexibility for our management to select the most prudent course of action for our company and our stockholders.

Compensation Committee

The primary purpose of the Compensation Committee, or for the purposes of the Compensation Discussion and Analysis, the Committee, is to assist the Board in discharging its responsibilities with respect to oversight and determination of compensation of the Company’s directors and executive officers. The Committee reviews and establishes, subject to ratification by our Board of Directors, the compensation arrangements for our Chief Executive Officer and our other Named Executive Officers listed in the Summary Compensation Table under “Executive Compensation” below, or, collectively, our Named Executive Officers, including salaries, bonuses and grants of awards and administration of our equity incentive plans. The Committee is currently composed of three non-employee directors of the Company, David Checketts, Christoph Franz and Ann Rhoades (chair), each of whom the Board has determined to be independent within the meaning of the applicable NASDAQ rules. In 2008, the Committee was composed of Neal Moszkowski, Joel Peterson and Ann Rhoades (chair). In carrying out its duties, the Committee has the authority to retain and terminate independent, third-party compensation consultants and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. The Chair of the Committee reports the Committee’s actions and recommendations of the previous quarter to the full Board at the next regularly scheduled Board meeting.

Compensation Objectives and Philosophy

We design and operate our compensation program to achieve the following objectives:

•	Recruit and retain talented leadership;

•	Correlate compensation more closely with stockholder value;

•	Implement and aim for our performance to meet measurable targets, while still retaining flexibility for us to react to market conditions and opportunities as they arise; and

•	Emphasize at risk and performance-based compensation, progressively weighted with level of responsibility.

The principal components of our compensation program are:

•	Base salary;

•	Annual incentive bonuses; and

•	Long-term incentive awards currently in the form of restricted stock units.

We blend these elements in order to formulate compensation packages which provide competitive pay, reward the achievement of financial, operational and strategic objectives, and align the interests of our executive officers and other senior personnel with those of our stockholders.

With respect to equity, historically we have provided long-term incentive awards in the form of stock options, because we and the Committee believed that, for a high growth company, stock options provided an appropriate benefit that is desired by, and rewarding to, our employees. However, in light of accounting changes adopted in 2006 relating to stock options, which significantly increased the amount of stock-based compensation expense recorded in our financial statements, combined with our slower growth in recent years, we ceased granting stock options to our employees and began granting restricted stock units, as discussed below. We may further revise the form and mix of our equity-based compensation in future years.

To understand our compensation philosophy, it is important to note that we believe that compensation is not the only reason we attract people to the Company. We strive to hire and retain talented people who are compatible with our corporate culture, interested and committed to our core values, and are looking to contribute to our mission of Bringing Humanity Back to Air Travel in new and innovative ways. Our innovative approach to a traditionally less than innovative industry and our unique culture has made us, we and the Committee believe, an attractive employer even if we do not offer premium industry compensation to our senior management.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for our Chief Executive Officer based on their assessment of our Chief Executive Officer and the Company’s performance in the preceding year, which determinations are then shared with the Board. For the other Named Executive Officers, the Committee receives a performance assessment and compensation recommendation from our Chief

Executive Officer, and also exercises its own business judgment based on the Board’s interaction with the executive officer in question.

Compensation Consultant

We did not retain a compensation consultant in 2008 with respect to executive compensation. The Company and the Committee have determined that they will review the Company’s compensation structure and amounts every two years. Going forward, we anticipate that the Committee will hire an independent compensation consultant to assist it in this process. However, the Committee has not yet retained a compensation consultant for its next review of the Company’s executive compensation.

To assist us in the review and revision of our board compensation program in 2008, the Company retained Watson Wyatt as its compensation consultant. In providing these consulting services, Watson Wyatt used historical compensation data regarding our directors and the directors of other companies in the U.S. airline industry, all of which is objective in nature, publicly available, or derived from publicly available information, and we believe is also used generally by other companies in the industry. Watson Wyatt does not make recommendations to the Committee on the amount of executive compensation, nor does the Committee currently retain its own separate consultant. At present, Watson Wyatt provides data and analyses relevant to the Committee’s decision-making process and has assisted the Company’s management in restructuring our compensation program by providing advice as to compensation form and parameters.

Basic Compensation Elements

The components of our compensation program for executive officers are base salary, annual incentive bonuses and long-term incentive awards currently in the form of restricted stock units, a mixture of fixed and performance variable components. We also provide our executive officers with the opportunity to participate in our Crewmember Stock Purchase Plan and the JetBlue Airways Retirement Plan, which has a 401(k) company match component, various insurance benefits (including medical, life and disability), and air travel benefits.

In 2007, for our review and revision of our compensation program, we developed two benchmark groups of comparator companies, one in connection with the amount of equity granted as a percentage of total outstanding shares of common stock, and the other in connection with the total amount of compensation paid to our Named Executive Officers. Our target compensation for Named Executive Officers did not change from 2007 to 2008. Because equity usage data is reported in terms of shares used as a percentage of total shares outstanding, the data is normalized for company size. As a result, the equity usage peer group is larger, and includes airline companies that are either much larger or smaller than the Company. For executive compensation benchmarking, however, the peer group is smaller and more selective, consisting of public companies in the airline industry of similar size to the Company in terms of revenue, market capitalization, and total number of employees. Because of the compensation opportunities available and management skill sets required, the benchmark companies are likely to be competitors of the Company for executive talent. Designing a compensation package that is competitive with the benchmark companies therefore promotes the Company’s recruitment and retention objectives.

Our benchmarking groups for these purposes include the following companies:

Equity Award Usage Analysis Peer Group

Airtran Holdings Inc.	Frontier Airlines Holdings Inc	Republic Airways Holdings Inc
Alaska Airlines	Hawaiian Holdings Inc	Skywest Inc
AMR Corp	Mesa Air Group Inc	Southwest Airlines
Continental Airlines	Midwest Air Group Inc	UAL Corp
Delta Airlines	Northwest Airlines Corp	US Airways Group Inc
ExpressJet Holdings Inc	Pinnacle Airlines Corp

Named Executive Officer Compensation Analysis Peer Group

Airtran Holdings Inc	Frontier Airline Holdings Inc	Skywest Inc
Alaska Airlines	Mesa Air Group Inc	Southwest Airlines
Continental Airlines	Northwest Airlines Corp	US Airways Inc
ExpressJet Holdings Inc	Republic Airways Holdings Inc

The Committee generally uses the same benchmark data for each form of compensation and for each executive position. However, individual compensation amounts may vary from the targets derived from the benchmark data based on factors such as performance, job scope, abilities, tenure, and retention risk. Compensation decisions specific to our Named Executive Officers are discussed below under “Named Executive Officer Compensation.” Our goal is to compensate our senior executive officers at the market median of our benchmarking Named Executive Officer Compensation Analysis Peer Group.

On April 16, 2009, Mr. Chew announced that he would be resigning as an officer of the Company, effective June 1, 2009. Mr. Chew will continue to serve the Company in an advisory position until April 30, 2010, to assist with the smooth transition of the Company’s operational leadership responsibilities. Mr. Barger, the Company’s Chief Executive Officer, will also serve as the Company’s President, such appointment to be effective upon Mr. Chew’s resignation. Mr. Robert Maruster, the Company’s Senior Vice President Customer Services, has been promoted to Chief Operating Officer, such promotion to be effective June 1, 2009.

Base Salary

We provide our Named Executive Officers and other employees with base salary to compensate them for services rendered during the fiscal year. Historically, we have determined base salaries for each Named Executive Officer based on his position and responsibility by using industry relevant market data we collected from publicly available sources, including airline industry proxy statements, and from broad-based compensation data purchased from consultants involving thousands of companies. As noted above, in 2007, based on comparative data we received from Watson Wyatt, we determined that our senior executives were being paid at the bottom 25% of market median (which included bonus and equity awards). As a result, beginning with 2008, base salaries for new executive officers are determined by reference to the executive officer compensation benchmark data discussed above under “Compensation Review.” For 2008, we restructured our base salaries using a range of minimum, midpoint and maximum, into which a candidate is placed according to that candidate’s work experience, background and other relevant qualifications. In general, salary levels are set upon hire and may be adjusted upon promotion or other change in job responsibility. None of our executive officers received a performance-based base salary increase in 2009 for 2008 performance. Our general philosophy is that at the Named Executive Officer level, our executives’ compensation growth should primarily be effected through annual incentive bonuses and equity awards, rather than through significant increases in base salary.

In February 2008, Mr. Barger and the Company entered into a three year employment agreement with Mr. Barger serving as Chief Executive Officer. Mr. Barger had been appointed to the position of Chief Executive Officer in May 2007. In connection with the execution of this employment agreement, Mr. Barger received a salary increase from $200,000 to $500,000 annually. This employment agreement provided Mr. Barger with total compensation near, but below, the market median among our Named Executive Officer Compensation Analysis Peer Group. The Committee approved this compensation package and the Board ratified it. In addition, effective from July 1, 2008 to December 31, 2008, Mr. Barger, with the consent of the Committee, voluntarily amended his employment agreement to reduce his base salary by fifty percent, from $500,000 per year to $250,000 per year, in recognition of the challenges faced by the Company and its employees in the then-current industry environment.

Also in February 2008, Mr. Chew and the Company entered into a four year employment agreement with Mr. Chew serving as President and Chief Operating Officer. Mr. Chew had been appointed to the position of Chief Operating Officer in March 2007 and was promoted to President in September 2007. In connection with the execution of this employment agreement and his promotion to the position of President, Mr. Chew received a salary increase from $300,000 to $400,000 annually. This employment agreement provided Mr. Chew with total compensation near, but below, the market median among our Named Executive Officer Compensation Analysis Peer Group. The Committee approved this compensation package and the Board ratified it.

The following table shows base salaries for the named executive officers for the current year and each of the past two years:

	Annual Salary
Executive Officer	2009	2008(1)	2007(1)

David Barger(2)	$500,000	$375,000	$200,000
Edward Barnes(3)	$350,000	$350,000	$300,000
Russell Chew(4)	$400,000	$400,000	$300,000
Robin Hayes(5)	$400,000	—	—
James Hnat(6)	$350,000	$350,000	$300,000
Robert Maruster(7)	$300,000	$285,000	$285,000

(1)	If an executive officer were promoted mid-year, that officer would receive a pay increase reflecting the promotion to the new position. In the above table, for executives who were promoted mid-year, we have included the annual salaries that they were receiving at year-end. In such cases, the salaries actually paid would be a lesser amount. Please see the summary compensation table beginning on page 27 for actual salaries paid.

(2)	In 2008, for the period July 1, 2008 through December 31, 2008, David Barger voluntarily amended his employment agreement to reduce his base salary by fifty percent from $500,000 per year to $250,000 per year in recognition of the challenges faced by the Company and its employees in the industry environment.

(3)	Ed Barnes was promoted to Executive Vice President and Chief Financial Officer in 2008.

(4)	Russell Chew joined the Company in 2007.

(5)	Robin Hayes joined the Company in 2008.

(6)	James Hnat was promoted to Executive Vice President in 2007.

(7)	Rob Maruster was promoted to Senior Vice President, Customer Services in 2007 and took on additional responsibilities in late 2008.

Benefits and Personal Benefits

We provide various insurance benefits to all of our full-time employees, regardless of position.

We offer a retirement plan open to all employees, comprised of a 401(k) plan with a company match, which for 2008 was five percent. The Company 401(k) match is fully vested after five years of service. We offer profit sharing to those employees who are not eligible to receive equity awards under our Amended and Restated 2002 Stock Incentive Plan.

As is common in the airline industry, we provide our executive officers and their immediate family members with flight privileges. All of our employees have space-available flight privileges. We usually also assist employees with moving expenses.

Spot and Signing Bonuses

Our employees are eligible for signing bonuses and spot bonuses. Spot bonuses are designed to recognize exceptional performance and are payable only upon recommendation of the employee’s supervisor. Signing bonuses may also be payable upon a new employee joining us or upon a current employee’s promotion. To the extent these bonuses have been paid to our Named Executive Officers, they are reported in the bonus column of the Summary Compensation Table under “Executive Compensation” below.

Mr. Barnes received a bonus of $30,000 upon his promotion to Executive Vice President and Chief Financial Officer. Mr. Hayes received a signing bonus of $200,000 when he was hired by JetBlue. Mr. Maruster received two bonuses in 2008: a retention bonus of $127,000 and a bonus of $25,000 upon his assumption of additional operational responsibilities in 2008.

Our Corporate Goals

In 2008, we adopted a set of strategic goals, the performance of which formed the basis for our annual incentive bonuses and our long-term incentive awards for our Named Executive Officers. As dramatic events transpired during the year, including an unprecedented increase in fuel costs, dramatic erosion of credit markets and liquidity and related traffic and revenue patterns, it became apparent that a flexible approach to the 2008 goals was crucial to our success in building value. Also, we spent 2008 learning how to develop goals from within a balanced scorecard framework and how to operate with those goals, both of which required a year-long engagement with and evaluation of our goals and the applicability of the targets we selected to measure those goals. At year end, our leadership reviewed the evolution of our performance within the balanced scorecard framework, the overall economic environment in 2008 and our overall performance for the year.

For 2008, our executive team focused our company on achieving eight strategic goals from within the balanced scorecard framework:

•	Improve operational predictability;

•	Optimize resources and cost effectiveness;

•	Execute safely and securely;

•	Treat every crewmember with dignity and respect;

•	Create customer loyalty;

•	Optimize route portfolio and manage seasonality;

•	Grow ancillary revenue; and

•	Increase shareholder value.

Goal	Metrics	Result

Improve operational predictability	Achieve top-four to top-five performance of major airlines in on time arrivals, as measured by the U.S. Department of Transportation	We ranked seventh in on time arrivals
Optimize resources and cost effectiveness	Cost per available seat mile (CASM), excluding fuel (“ex-fuel”) not to exceed an increase of 9% year over year.	Ex-fuel CASM increased 8.7% year over year
Execute safely and securely	Manage OSHA recordable rate to less than 5.75 injuries per 100 full time equivalent crewmembers	We did not achieve the target on an individual basis
Treat every crewmember with dignity and respect	Achieve a target approval rating of 77% on a crewmember survey	We scored 77%
Create customer loyalty	Achieve a base target range of 68% measured according to our net promoter score(1)	We scored 65%
Optimize route portfolio and manage seasonality	Increase our passenger revenue per available seat mile (PRASM) by at least 15% year over year in 2008	We increased our PRASM by 14% year over year
Grow ancillary revenue	Increase ancillary revenue, as a percentage of total revenue, to 9.6%	We exceeded our target, ending the year with ancillary revenue equal to 11% of total revenue
Increase Shareholder Value	Achieve liquidity goal of approximately $880 million in cash and cash equivalents	At year end, we had approximately $561 million in cash and cash equivalents.

(1)	A “net promoter score” is a brand loyalty analysis that asks our customers how likely they would be to recommend us to a friend or colleague, and then totals our strong supporters and subtracts from them our detractors.

In addition, we took the following additional factors into account when making the determination that we qualified for a “Met Target” score for our corporate goal:

Improve operational predictability	•	2008 was an extremely challenging year for disruptive operations in the New York metropolitan area. Contributing to these difficulties was a 140% increase in the number of days at John F. Kennedy International Airport, or JFK, that air traffic control-imposed ground delay programs were in effect during July and August 2008, compared to the same period a year earlier. In addition, during 2008 the FAA increased separation times between landings for arrivals, therefore increasing delays.
	•	We evaluated our goal against the backdrop of the operational changes at JFK which were outside of our control. We also considered that, even with the air traffic control-imposed delays, we ranked highest for all domestic carriers at JFK for on time arrivals and ranked second overall among all domestic carriers at major New York metropolitan area airports for on time arrivals for 2008.

Execute safely and securely	•	As we focused on this goal during 2008, we realized that “reportable injuries’’ was but one of a number of safety factors we should review in considering whether we execute safely and securely.
	•	Other safety factors we considered included accidents, incidents, on the job injuries, ATA-reportable damages to aircraft, environmental events and FAA and other governmental agency audits or reviews.
Treat every crewmember with dignity and respect	•	When we looked at the year as a whole, which included an attempt by some of our pilots to unionize, we determined that our leadership focus needed to be improved.
Optimize route portfolio and manage seasonality	•	We looked at our PRASM performance in light of our full-year PRASM year over year increase of 14%, which was first in the domestic airline industry despite the economic softening.
	•	Part of our analysis reflected our team’s proactive initiatives in 2008, including capacity reductions in our trough periods and aircraft gauge adjustments, closing underperforming stations, reallocating capacity to higher-yielding markets, moderating growth and focusing resources on maturing markets.
Increase Shareholder Value	•	Although we missed our liquidity target, we had built shareholder value over the course of 2008: our share price improved 20% from January 1, 2008 to December 31, 2008 and our market capitalization improved to $1.92 billion. We retained a direct relationship with all of our crewmembers and successfully opened a new terminal. In addition, given that our fuel expense increased over $400 million compared to 2007 and we paid down almost $700 million in debt, we ended the year with a solid liquidity position.
	•	When we looked at our 2008 performance overall, we felt we had performed exceptionally well in a challenging environment.

In the first quarter of 2009, management assessed our performance against the 2008 goals and, given the facts and circumstances analysis provided above, determined that we had qualified for a “Met Target” score for our corporate goal. This “Met Target” assessment means that the Company, on balance, achieved its target goals for the year. The individual components are not weighted in the determination of a “Met Target” assessment, as we believe each is important to our overall business. Our Compensation Committee reviewed management’s recommendation, and discussed the scoring. The Committee has the discretion to adjust the score for any goal, and did so to the extent that the originally-determined metrics did not appropriately measure the Company’s goals, once all circumstances were considered. The Committee reviewed the Company’s achievements and failures over the course of 2008 and the Company’s overall performance. In light of the Company’s successes in a challenging economic environment characterized by excessively high fuel prices, the Committee agreed with and approved the “Met Target” recommendation for corporate performance.

For information relating to the specific annual incentive bonus awards made to our Named Executive Officers, please see the discussions below under “Annual Incentive Bonus” and “Long-Term Incentive Award,” respectively. We may continue to make changes to our compensation practices in 2009 as we continue to refine our corporate goals to further enhance our performance operationally and financially, while continuing to equip our management to react flexibly and prudently to industry opportunities as they arise.

Annual Incentive Bonuses

We structure annual incentive bonuses, which are payable only in cash, to reward executive officers and certain other members of management for attaining annual corporate performance targets and, for all but our most senior executive officers, individual department-specific competencies, in each case set during the previous year. For 2008, bonus payments to our officers at the Executive Vice President level and above, including Messrs. Barger, Barnes, Chew, Hayes and Hnat were determined based entirely on our ability to meet strategic goals related to the Company’s overall performance and were calculated at 50% of base salary for Executive Vice Presidents and above, due to the “Met Target” assessment of our corporate goals discussed above. The annual incentive bonus range for Executive Vice President and above is, as a percentage of base salary, from 0% for “Failed to Meet Target,” 25% for “Under Target,” 50% for “Met Target” and 100% for “Exceeded Target.”

Below the Executive Vice President level, annual incentive bonus awards to officers are based on a sliding scale of departmental performance goal achievement and corporate goal achievement. For example, at the Senior Vice President level, officers receive an annual incentive bonus based up to 20% on their individual performance in attaining certain goals and up to 60% on our strategic goal achievement (for up to a maximum annual incentive bonus of 80% of an individual’s base salary). The rationale behind this structure is that our Executive Vice Presidents and above are most able to direct strategic goals and should be in a position to inspire achievement of those goals and be individually accountable to the extent they are not met. The responsibility, and reward, for meeting overall strategic goals is reduced as the employee’s role becomes more subordinate within the organization; however, even officers below Executive Vice President are still held accountable for achievement of strategic goals. Mr. Barger reviewed the performance of each of Mr. Barnes, Mr. Chew, Mr. Hayes and Mr. Hnat and their respective departments, and Mr. Chew reviewed the performance of Mr. Maruster and his departments.

Our Named Executive Officers were paid annual incentive awards based on the Company’s achievement of strategic goals as a percentage of their base salary. In 2008, as discussed above, we achieved a “Met Target” score for our strategic corporate goals, which resulted in the following annual incentive bonus payments to our Named Executive Officers:

Annual Incentive Bonus
Paid in 2009 for 2008
Strategic
Name	Goal Achievement

David Barger	$250,000
Edward Barnes(1)	$172,060
Russell Chew(2)	$200,000
Robin Hayes(3)	$200,000
James Hnat	$175,000
Robert Maruster	$142,500

(1)	Mr. Barnes was promoted to Executive Vice President in February 2008. His annual incentive bonus was prorated between the time he served as a senior vice president and the time he served as an executive vice president.

(2)	Mr. Chew was paid a bonus of 50% of his base salary, as provided in his employment agreement.

(3)	Mr. Hayes was paid a bonus of 50% of his base salary, which had been agreed to by the Company when he accepted employment with JetBlue.

Long-Term Incentive Awards

To promote our long-term objectives, we provide a significant percentage of our employees the opportunity to earn equity awards. These are leadership employees and other individuals whom we view as potential leaders in our organization and are in a position to make a contribution to our long-term success, and whose retention is, therefore, a significant goal. We currently make equity awards pursuant to our Amended and Restated 2002 Stock Incentive Plan. Our Amended and Restated 2002 Stock Incentive Plan provides that the Committee has the authority to grant participants different types of equity awards, including non-qualified and incentive stock options, shares of common stock, restricted stock units, tandem or limited stock appreciation rights.

Since equity awards vest and may grow in value over time, this component of our compensation program is designed to reward performance over a sustained period. We intend for these awards to strengthen the focus of our executives and other key employees on managing our Company from the perspective of a person with an equity stake in our Company. Further, since our restricted stock awards vest over a three year period, we believe these awards assist us in our efforts to retain our equity-eligible employees.

In 2008, we granted equity in the form of restricted stock units in connection with our annual performance review, and upon hire or promotion. All restricted stock unit grants are subject to time-based vesting requirements. Each year before the beginning of a new year, the Committee approves four equity grant dates for the upcoming year. Each grant date is within a projected permitted trading period under the JetBlue Insider Trading Policy. All equity awards are made only on one of the four dates and the Committee approves the grants to be awarded on the scheduled grant date. Newly hired or promoted employees receive their awards on the next scheduled grant date following their date of hire or date of promotion. All of the restricted stock unit awards vest over three years and are subject to forfeiture to the extent an employee leaves the Company before his or her restricted stock units are fully vested. Our plan provides for automatic share withholding to cover any tax liability when restricted stock units vest. We anticipate making further adjustments to our use and type of equity compensation from time to time in the future.

In 2009, based on achievement of 2008 corporate performance goals, our Named Executive Officers at the Executive Vice President level and above, including Messrs. Barger, Barnes, Chew, Hayes and Hnat were awarded equity grants with a fair market value based on the following grid:

		Company Strategic Goals
		Failed to
		Meet Target	Under Target	Met Target	Exceeded Target

Executive officer and his departments’ achievement of strategic goals
	Exceeded Target	$250,000	$250,000	$375,000	$500,000
	Met Target	$125,000	$125,000	$250,000	$375,000
	Under Target	—	$125,000	$125,000	$250,000
	Failed to Meet Target	—	—	—	—

Below the Executive Vice President level, our employees are compensated according to an assessment of their individual competencies and achievement of goals combined with an assessment of their placement within the Company at that time. This involves a subjective analysis by the employee’s supervisor as to the suitability of the employee’s placement within the Company and whether that employee has demonstrated the potential to grow into a more senior position. It is important to note that these sets of metrics are designed to reward and enable the Company to retain strong individual performers even when the Company does not meet or exceed its targets.

As discussed above, for 2008, management recommended and the Committee approved a “Met Target” Company strategic goal. We are in the process of adopting a Company earnings goal for 2009.

Long Term Incentive Awards
Fair Market Value of Restricted Stock Units, as of
Name	Grant Date (February 19, 2009)

David Barger	$250,000
Edward Barnes	$250,000
Russell Chew	$125,000
Robin Hayes	$250,000
James Hnat	$250,000
Robert Maruster	$187,500

These restricted stock units vest over three years and are at risk of forfeiture should the executive officer leave the Company before the awards are fully vested. No stock options were granted to any of our officers in 2008.

Tax and Accounting Impact

Beginning on January 1, 2006, the Company began accounting for share-based payments, including stock options and restricted stock units, in accordance with the requirements of SFAS 123(R). For more information about the Company’s valuation assumptions, please refer to Note 7 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to 2008, please refer to the notes to our financial statements in our applicable Annual Report on Form 10-K.

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to each of our Chief Executive Officer and our next four most highly paid executive officers. Qualifying “performance-based compensation” is not subject to this deduction limitation if certain requirements are met. At present, restricted stock unit grants under our Amended and Restated 2002 Stock Incentive Plan do not qualify as performance-based compensation and may not be covered by the 162(m) exemptions. Taxable compensation pursuant to stock options granted under our stock option plans will qualify as performance-based compensation and will be fully deductible by us at the time of exercise. No compensation paid to any of our Named Executive Officers in 2008 exceeded $1,000,000. We periodically review the potential consequences of Section 162(m) with respect to compensatory elements. In the future, we may authorize other compensation payments to our Named Executive Officers that do not comply with the exemptions in Section 162(m) if we judge that such payments are appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and/or any individual executive’s particular circumstances. This approach is consistent with our general compensation policy to remain flexible in order to address business and/or financial challenges as they may arise.

Other provisions of the Code can also affect compensation decisions. Under Sections 280G and 4999 of the Code, a 20% excise tax is imposed upon individuals who receive payments upon a change in control to the extent the payments received by them exceed an amount approximating three times their average annual compensation. A company will also lose its tax deduction for such “excess” payments. As discussed under “Payments Upon a Change in Control-Executive Change in Control Plan,” below, our Executive Plan provides for tax “gross-up” payments to cover the cost of this excise tax. We believe it is important that the effects of these tax code provisions do not negate the protections which we intend to provide to our executive officers in the event of a change in control.

Section 409A of the Code, which governs the form and timing of payment of deferred compensation, generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. It also expands the types of compensation that are considered deferred compensation subject to these regulations. Section 409A imposes sanctions, including a 20% penalty and an interest penalty, on the recipient of deferred compensation that does not comply with Section 409A. The Committee takes into account the potential implications of Code Section 409A in determining the form and timing of compensation awarded to our executives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of SEC Regulation S-K with our management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

The Compensation Committee of JetBlue

David Checketts
Christoph Franz
Ann Rhoades (Chair)

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our Board of Directors or Compensation Committee. Ms. Rhoades, the Chair of our Compensation Committee, served as an officer of the Company until 2001.

EXECUTIVE COMPENSATION

The following table summarizes, for the fiscal year ended December 31, 2008, the total compensation paid or earned by each of our principal executive officer, principal financial officer and each of our three other most highly compensated executive officers who served in such capacities as of December 31, 2008 and one officer who, but for the fact he was not serving as an executive officer at year end, would have been so included (the “Named Executive Officers”), for all services rendered.

SUMMARY COMPENSATION TABLE

						Non-Equity
				Stock		Incentive Plan	All Other
		Salary	Bonus	Awards	Option Awards	Compensation	Compensation		Total
Name and Principal Position (a)	Year (b)	($)(c)	($)(d)(1)	($)(e)(2)	($)(f)(3)	($)(g)(4)	($)(i)(5)		($)(j)

David Barger,	2008	372,917	—	72,917	65,915	250,000	12,708		774,455
Chief Executive Officer(6)	2007	200,000	—	—	257,372	50,000	7,270		514,642
	2006	200,000	—	—	264,326	50,000	7,672		521,998
Edward Barnes,	2008	343,068	30,000	92,655	21,998	172,060	6,374		666,156
Executive Vice President	2007	253,125	60,000	—	21,998	110,625	116,081		561,830
and Chief Financial Officer(7)
Russell Chew,	2008	395,833	—	250,917	—	200,000	427,975	(8)	1,274,725
President and Chief Operating Officer	2007	218,077	200,000	111,250	—	187,500	131,198		848,026
Robin Hayes,	2008	140,770	200,000	17,407	—	200,000	1,286		559,462
Executive Vice President and Chief Commercial Officer(9)
James G. Hnat,	2008	343,750	—	72,917	81,753	175,000	270		673,690
Executive Vice President	2007	268,733	115,000	—	104,947	82,500	243		571,422
Corporate Affairs, General Counsel and Corporate Secretary
Robert Maruster,	2008	285,000	152,000	54,686	34,306	142,500	72,157	(11)	738,649
Senior Vice President,	2007	241,250	150,000	—	34,306	99,750	7,842		533,149
Customer Services(10)

(1)	Compensation reported under this column consists of signing bonuses and spot bonuses. Annual performance-based bonuses are reported above under the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis — Bonuses” and “— Annual Incentive Bonuses” above.

(2)	Represents the accounting expense recognized for financial statement reporting purposes during 2008 for the fair value of restricted stock units representing the rights to receive shares of JetBlue common stock upon vesting under our Amended and Restated 2002 Stock Incentive Plan, as granted in 2008, as calculated in accordance with SFAS 123(R), Share Based Payment. Please refer to Note 7 to our consolidated financial statements in our Annual Report on Form 10-K, as filed with the SEC on February 13, 2009, or our 2008 Annual Report, for further discussion related to the assumptions used in our valuation. See the Grants of Plan-Based Awards table below for further information on restricted stock units granted in 2008.

(3)	Represents the accounting expense recognized for financial statement reporting purposes during 2008 and 2007 for the fair value of options to purchase shares of JetBlue common stock under our Amended and Restated 2002 Stock Incentive Plan, as granted in 2007 as well as prior years, as calculated in accordance with SFAS 123(R), Share Based Payment. Please refer to Note 7 to our consolidated financial statements in our 2008 Annual Report for further discussion related to the assumptions used in our valuation. For information on the valuation assumptions with respect to grants made prior to 2008, please refer to the notes to our financial statements in our applicable Annual Report on Form 10-K. See the Grants of Plan-Based Awards table below for further information on options granted in 2008.

(4)	Represents incentive bonus earned in 2008, 2007 and 2006, based upon our and each Named Executive Officers’ achievement of certain specified annual performance targets (except for

Mr. Chew and Mr. Hayes, whose bonuses were based on their respective arrangements with the Company). The amounts earned in 2008 were paid on February 20, 2009, the amounts earned in 2007 were paid on February 20, 2008 and the amounts earned in 2006 were paid on February 20, 2007. See “Compensation Discussion and Analysis — Annual Incentive Bonuses” above.

(5)	Consists of amounts contributed by the Company to the JetBlue Airways Profit Sharing Retirement Plan for 401(k) matching contributions in which all of our employees are eligible to participate, as well as life insurance premiums. The 401(k) matching contribution for each of our Named Executive Officers in 2008 was $11,500 for Mr. Barger, $5,783 for Mr. Barnes, $3,081 for Mr. Chew, $1,128 for Mr. Hayes, $0 for Mr. Hnat, and $1,781 for Mr. Maruster.

(6)	Effective for the period July 1, 2008 through December 31, 2008, Mr. Barger voluntarily amended his employment agreement to reduce his base salary by fifty percent from $500,000 per year to $250,000 per year in recognition of the challenges faced by the Company and its employees in the industry environment.

(7)	Mr. Barnes was appointed Executive Vice President and Chief Financial Officer of JetBlue on February 7, 2008.

(8)	Of this amount, $285,730 represents the total housing allowance paid to Mr. Chew during 2008 which is comprised of (a) $12,000 monthly allowance for the period October 2007 — December 2008 and (b) tax gross up of $105,730. In addition, $137,380 represents the reimbursement of moving expenses of $133,978 and tax gross up of $3,401.

(9)	Mr. Hayes joined the Company in August 2008.

(10)	Mr. Maruster was promoted to Senior Vice President Customer Services in 2007, and took on significant added operational responsibilities in September 2008.

(11)	Of this amount, $67,845 is a tax gross up relating to the $127,000 retention bonus paid to Mr. Maruster in 2008.

The following table sets forth certain information, as of December 31, 2008, concerning individual grants of equity and non-equity plan-based awards made to the Named Executive Officers during the fiscal year ended December 31, 2008.

GRANTS OF PLAN-BASED AWARDS

					All Other
					Stock
					Awards:	Grant Date
					Number	Fair Value
		Estimated Future Payouts under			of Shares	of Option
		Non-Equity Incentive Plan Awards			of Stock	and Stock
	Grant	Threshold	Target	Maximum	or Units	Awards
Name (a)	Date (b)	($)(1)(c)	($)(1)(2)(d)	($)(1)(e)	(#)(3)(i)	($)(4)(l)

David Barger	2/14/2008	—	—	—	39,370	250,000
		0	250,000	500,000
Edward Barnes	2/14/2008	—	—	—	29,527	187,500
	5/22/2008	—	—	—	42,133	187,500
		—	172,600	350,000
Russell Chew	2/14/2008	—	—	—	39,370	250,000
		200,000	200,000	400,000
Robin Hayes	11/13/2008	—	—	—	69,323	400,000
		200,000	200,000	400,000
James Hnat	2/14/2008	—	—	—	39,370	250,000
		—	175,000	350,000
Robert Maruster	2/14/2008	—	—	—	29,527	187,500
		—	142,500	240,000

(1)	The threshold column reflects the minimum award that would have been granted had we achieved none of our performance targets for 2008. The target column reflects the actual target achieved had we achieved of 50% of our 2008 performance targets (see “Compensation Discussion and Analysis-Annual Incentive Bonuses” above). The maximum column reflects awards that would have been payable for our 2008 performance had we achieved 100% of our performance targets for the year.

(2)	This column shows the value of the non-equity incentive plan payout for each Named Executive Officer for 2008, given our performance during the year. The payouts are based on performance goals established in 2008 and are therefore completely at risk. The business measurements and performance goals for determining the payout are described in “Compensation Discussion and Analysis — Annual Incentive Bonuses” above.

(3)	Granted under our Amended and Restated 2002 Stock Incentive Plan. Subject to the named executive officers’ continued employment, these equity awards vest in a series of three equal annual installments commencing on the first anniversary of the grant date, subject to immediate vesting upon certain changes in control.

(4)	Represents total grant date fair value of restricted stock units as determined in accordance with SFAS 123(R), Share-Based Payment. Please refer to Note 7 to our consolidated financial statements in our 2008 Annual Report for further discussion related to the assumptions used in our valuations of restricted stock units.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

On February 11, 2008, we entered into an employment agreement with David Barger as our Chief Executive Officer, which agreement superseded Mr. Barger’s prior employment agreement with us as our former President and Chief Operating Officer which we and Mr. Barger had entered into in November 1998, and amended in 2004. The new agreement has a three year term, and provides for an annual salary, effective January 1, 2008, of $500,000. The agreement provides that Mr. Barger is eligible to receive an annual incentive bonus at a target of 50% and a maximum of 100% of his base salary; a restricted stock unit award targeted at a fair market value of $250,000, with a minimum award of $0 and a maximum award of $500,000, depending on his performance against targets as set and reviewed by the Compensation Committee; as well as participation in the Company’s benefit plans available to its executive officers. The agreement may be terminated for Cause (as defined below under “Potential Payments upon Termination or Change In Control”), or if he were to resign from the Company, in which instance he would only be entitled to payment of unpaid salary through and including the date of termination or resignation and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company. If Mr. Barger were terminated without Cause, he would be eligible to continue to receive his base salary for a period ending one year after the termination of his employment, a pro rata portion of his bonus and accrued benefits.

On February 11, 2008, the Company also entered into an employment agreement with Mr. Russell Chew as our President and Chief Operating Officer. Mr. Chew’s agreement has a four year term and provides for an annual salary, effective January 1, 2008, of $400,000. The agreement also provides for a housing allowance to be paid to Mr. Chew for 2008 and 2009 at the rate of $12,000 per month. The agreement provides that Mr. Chew is eligible to receive an annual incentive bonus at a target of 50% and a maximum of 100% of his base salary; provided, however, that he is entitled to receive a minimum guaranteed bonus payment of 50% of his base salary for 2008 and 2009. Mr. Chew is also eligible to receive a restricted stock unit award targeted at a fair market value of $250,000, with a minimum award of $0 and a maximum award of $500,000, depending on his performance against targets as set and reviewed by the Compensation Committee; and he is eligible to participate in the Company’s benefit plans available to its executive officers. The agreement may be terminated for Cause (which is defined in substantially the same manner as in Mr. Barger’s employment agreement, as described below under “Potential Payments upon Termination or Change In Control”), or if he were to resign from the Company, in which instance he would only be entitled to payment of unpaid salary through and including the date of termination or resignation and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company. If Mr. Chew were terminated without Cause, he would be eligible to continue to receive his base salary for a period ending one year after the termination of his employment, a pro rata portion of his bonus and accrued benefits. As noted above under “Compensation Discussion and Analysis — Basic Compensation Elements,” Mr. Chew has announced his intention to resign as an officer of the Company, effective June 1, 2009.

All other restricted stock units were granted pursuant to our Amended and Restated 2002 Stock Incentive Plan. See “Long Term Incentive Awards” for a more in-depth discussion of how the amounts of these awards were determined.

See “Potential Payments upon Termination or Change In Control” for information regarding potential payments to our Named Executive Officers under our Executive Change of Control Plan.

The following table provides information on all outstanding equity awards for each Named Executive Officer at December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards				Stock Awards
							Market
							Value of
						Number of	Shares
						Shares	or Units
		Number of	Number of			or Units	of Stock
		Securities	Securities			of Stock	That
		Underlying	Underlying			That Have	Have
		Unexercised	Unexercised	Options	Option	Not	Not
		Options (#)	Options (#)	Exercise	Expiration	Vested	Vested
Name (a)	Grant Date	Exercisable (b)(1)	Unexercisable (c)(1)	Price ($)(e)	Date (f)	(#)(g)	($)(h)

David Barger	10/22/1999	303,750	—	0.33	10/22/2009	—	—
	2/8/2002	16,707	—	4.00	2/8/2012	—	—
	3/26/2004	27,000	—	15.80	3/26/2014	—	—
	9/1/2004	135,000	—	15.82	9/1/2014	—	—
	5/18/2005	27,000	—	14.75	5/18/2015	—	—
	5/18/2006	12,000	6,000	10.62	5/18/2016	—	—
	2/14/2008	—	—	—	—	39,370	273,425
Edward Barnes	11/15/2006	6,000	3,000	15.27	11/15/2016	—	—
	11/14/2007	4,500	9,000	7.79	11/14/2017	—	—
	2/14/2008	—	—	—	—	29,527	205,065
	5/22/2008	—	—	—	—	42,133	292,614
Russell Chew	5/16/2007	—	—	—	—	33,334	231,505
	2/14/2008	—	—	—	—	39,370	273,425
Robin Hayes	11/13/2008	—	—	—	—	69,323	481,448
James Hnat	7/20/2001	3,375	—	1.707	7/20/2011	—	—
	2/10/2003	20,250	—	11.527	2/10/2013	—	—
	3/26/2004	9,000	—	15.800	3/26/2014	—	—
	5/18/2005	9,000	—	14.753	5/18/2015	—	—
	5/18/2006	9,000	4,500	10.615	5/18/2016	—	—
	5/16/2007	9,000	18,000	10.680	5/16/2017	—	—
	2/14/2008	—	—	—	—	39,370	273,425
Robert Maruster	8/17/2005	45,000	—	12.913	8/17/2015	—	—
	5/18/2006	9,000	4,500	10.615	5/18/2016	—	—
	5/16/2007	4,500	9,000	10.680	5/16/2017	—	—
	2/14/2008	—	—	—	—	29,527	205,065

(1)	Please refer to the table below for the applicable vesting schedules of outstanding option awards.

Grant Date	Option Expiration Date	Vesting Schedule

10/22/1999	10/22/2009	20% in five equal annual installments beginning on August 17, 1999.
7/20/2001	7/20/2011	20% in five equal annual installments beginning on June 28, 2002.
2/8/2002	2/8/2012	20% in five equal annual installments beginning on February 8, 2003.
2/10/2003	2/10/2013	20% in five equal annual installments beginning on February 1, 2004.

Grant Date	Option Expiration Date	Vesting Schedule

3/26/2004	3/26/2014	One-third in three equal annual installments beginning on(1) August 17, 2004 for Mr. Barger and(2) March 26, 2005 for Mr. Hnat.
9/1/2004	9/1/2014	20% in five equal annual installments beginning on August 24, 2004.
8/17/2005	8/17/2015	Initially, 20% in five equal annual installments beginning on July 30, 2006; however, Mr. Maruster’s outstanding options were accelerated on December 9, 2005 as part of a Company-wide option acceleration prior to the effective date of SFAS 123(R). Mr. Maruster was not a Named Executive Officer at the time of the acceleration; such officers’ options were not accelerated.
5/18/2006	5/18/2016	One-third in three equal annual installments beginning on May 18, 2007.
11/15/2006	11/15/2016	One-third in three equal annual installments beginning on November 15, 2007.
5/16/2007	5/18/2016	One-third in three equal annual installments beginning on May 16, 2008.
11/14/2007	11/14/2017	One-third in three equal annual installments beginning on November 14, 2008.
2/14/2008	2/14/2018	One-third in three equal annual installments beginning on February 14, 2009.
5/22/2008	5/22/2018	One-third in three equal annual installments beginning on May 22, 2009.
11/13/2008	11/13/2018	One-third in three equal annual installments beginning on November 13, 2009.

OPTION EXERCISES AND STOCK VESTED

Stock Awards
Number of Shares
	Acquired on	Value Realized on
Name (a)	Vesting (#)(d)	Vesting ($)(e)

David Barger	—	—
Edward Barnes	—	—
Russell Chew	16,666	$81,913
Robin Hayes	—	—
James Hnat	—	—
Robert Maruster	—	—

Potential Payments upon Termination or Change In Control

Each of our Named Executive Officers may receive various payments if his employment with us is terminated, depending on the grounds on which the individual is terminated. Employment may be terminated in various ways, including the following:

•	Voluntary termination of employment by the Named Executive Officer (with or without “good reason”);

•	Retirement (normal or early);

•	Termination of employment by the Company (with or without “cause”);

•	Termination in the event of the disability or death of the Named Executive Officer; and

•	Termination following a change in control of the Company.

In the discussion below, we summarize the various termination scenarios under which our Named Executive Officers would have been entitled to receive payments had their employment been terminated as of December 31, 2008. In the table below, we also provide estimates of the payments that our Named Executive Officers would have received had their employment been terminated as of December 31, 2008.

Potential payments made to Messrs. Barger and Chew upon the termination of their employment or upon a change in control are governed by the terms of their respective employment agreements with the Company and by the benefit plans in which they participate. Potential payments to Messrs. Barnes, Hayes, Hnat and Maruster upon the termination of their employment or upon a change in control are governed by the terms of the benefit plans in which they participate. None of Mr. Barnes, Mr. Hayes, Mr. Hnat or Mr. Maruster have employment agreements with the Company.

Payments to Mr. Barger

Employment Agreements with Mr. Barger.  On February 11, 2008, we entered into a new employment agreement with Mr. Barger as our Chief Executive Officer (the “Barger Employment Agreement”), as described above under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Payments to Mr. Barger upon Termination for Cause or upon Resignation.  Under the Barger Employment Agreement, if the Company were to terminate Mr. Barger’s employment for Cause (as defined below), or if Mr. Barger were to resign from the Company, Mr. Barger would only be entitled to payment of unpaid base salary through and including the date of termination or resignation and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company. The definition of “Cause,” as used in the Barger Employment Agreement, means a conviction of or a plea of nolo contendere to any felony or a crime involving moral turpitude or dishonesty; fraud or breach of company policies which materially adversely affects JetBlue; intentional damage to JetBlue property or business; gross insubordination or incompetence; habitual neglect of his duties with JetBlue; or conduct which demonstrates gross unfitness to serve, including alcoholism or substance abuse.

Payments to Mr. Barger upon Termination without Cause.  Under the Barger Employment Agreement, if, prior to the expiration of the employment term, Mr. Barger’s employment were terminated by the Company without Cause, the Company would (a) continue to pay Mr. Barger his base salary (at the rate in effect on the date Mr. Barger’s employment is terminated) until the end of the one year following his termination, (b) to the extent the Company’s performance goals were achieved, pay Mr. Barger a pro rata portion of his bonus for the year in which the termination of employment occurs on the date such bonus would have been payable to Mr. Barger had he remained employed by the Company, and (c) pay Mr. Barger any other accrued compensation and benefits. If, after termination of his employment without Cause, Mr. Barger were to breach any of the confidentiality, non-competition, non-solicitation or return of proprietary materials provisions contained in the agreement, he would forfeit, as of the date of such breach, all of the payments and benefits described in this paragraph.

Had Mr. Barger’s employment been terminated by the Company without Cause in 2008, the Company would have had to pay Mr. Barger the sum of $500,000 for up to a year following the termination, plus any prorated bonus and equity compensation for the year 2008.

Payments to Mr. Barger upon Termination for any other Reason.  Under the Barger Employment Agreement, had Mr. Barger’s employment been terminated by the Company for any other reason than without Cause, Mr. Barger would not have been entitled to any additional compensation other than the amount of salary he had earned prior to the date of termination and any additional benefit amounts required by law.

Under the Barger Employment Agreement, if Mr. Barger’s employment were terminated by reason of his death or Disability (as defined below), the Company would pay to Mr. Barger (or his estate, as applicable), his base salary through and including the date of termination and any other accrued compensation and benefits. For purposes of this agreement, “Disability” means that Mr. Barger is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

Payments to Mr. Chew

Employment Agreement with Mr. Chew.  On February 11, 2008, we entered into an employment agreement with Mr. Chew as our President and Chief Operating Officer (the “Chew Employment Agreement”), as described above under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” As noted above under “Compensation Discussion and Analysis — Basic Compensation Elements,” Mr. Chew has announced his intention to resign as an officer of the Company effective June 1, 2009.

Payments to Mr. Chew upon Termination for Cause or upon Resignation.  Under the Chew Employment Agreement, if the Company were to terminate Mr. Chew’s employment for Cause, or if Mr. Chew were to resign from the Company, Mr. Chew would only be entitled to payment of unpaid base salary through and including the date of termination or resignation, plus any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company. The definition of “Cause” in the Chew Employment Agreement is substantially similar to that described above for the Barger Employment Agreement.

Payments to Mr. Chew upon Termination without Cause.  As of the date of this proxy statement, under the Chew Employment Agreement, if, prior to the expiration of the employment term, Mr. Chew’s employment were terminated by the Company without Cause, the Company would (a) continue to pay Mr. Chew his base salary (at the rate in effect on the date Mr. Chew’s employment is terminated) until the end of the one year following his termination, (b) to the extent the Company’s performance goals were achieved, pay Mr. Chew a pro rata portion of his bonus for the year in which the termination of employment occurs on the date such bonus would have been payable to Mr. Chew had he remained employed by the Company, and (c) pay Mr. Chew any other accrued compensation and benefits. If, after termination of his employment without Cause, Mr. Chew were to breach any of the confidentiality, non-competition, non-solicitation or return of proprietary materials provisions contained in the agreement, he would forfeit, as of the date of such breach, all of the payments and benefits described in this paragraph.

Had Mr. Chew’s employment been terminated in 2008 without Cause, the Company would have had to pay Mr. Chew the sum of $400,000 for up to a year following the termination, plus any prorated bonus and equity compensation for the year 2008.

Payments to Mr. Chew upon Termination for any other Reason.  Under the Chew Employment Agreement, had Mr. Chew’s employment been terminated by the Company for any other reason than without Cause, Mr. Chew would not have been entitled to any additional compensation other than the amount of salary he had earned prior to the date of termination and any additional benefit amounts required by law.

Under the Chew Employment Agreement, if Mr. Chew’s employment were terminated by reason of his death or Disability, the Company would pay to Mr. Chew (or his estate, as applicable), his base salary through and including the date of termination and any other accrued compensation and benefits. The definition of “Disability” in the Chew Employment Agreement is substantially similar to that described above for the Barger Employment Agreement.

Payments to Other Named Executive Officers

As of December 31, 2008, we had no contractual obligations to make any severance payments to our other Named Executive Officers.

Restrictions on Competition and Solicitation

Pursuant to each of Mr. Barger’s and Mr. Chew’s Employment Agreements, each of Mr. Barger and Mr. Chew has agreed to maintain the confidentiality of the Company’s non-public information and to not compete with the Company, directly or indirectly, without consent of the Board, for up to one year after his termination from the Company. In addition, for twelve months after the later of the date either of Mr. Barger or Mr. Chew ceases to be an employee of the Company, he has agreed not to interfere with our employee or customer relationships, solicit our employees or customers on behalf of persons competitive with the Company and must have returned all our proprietary materials.

Payments Upon a Change in Control

Executive Change in Control Plan.  On June 28, 2007, upon recommendation of the Compensation Committee, the Board approved and adopted the JetBlue Airways Corporation Executive Change in Control Severance Plan (the “Executive Plan”). A “change in control,” as defined in the Executive Plan, means: (i) a reorganization, merger, consolidation or other corporate transaction involving JetBlue, such that the stockholders of the Company immediately prior to such transaction do not, immediately after such transaction, own more than 50% of the combined voting power of the Company in substantially the same proportions as their ownership, immediately prior to such business combination, of the voting securities of the Company; or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets, or the consummation of a plan of complete liquidation or dissolution of the Company. The Executive Plan provides severance and welfare benefits to eligible employees who are involuntarily terminated from employment without cause or when they resign during the two-year period following a change in control for “Good Reason” (a “Qualifying Termination Event”). “Good Reason” means the termination of employment by an eligible employee because of any of the following events: (1) a 10% reduction by the Company (other than in connection with a Company-wide, across-the-board reduction), in (x) his or her annual base pay or bonus opportunity as in effect immediately prior to the change in control date or (y) his or her bonus opportunity or 12 times his or her average monthly salary, or as same may be increased from time to time thereafter; (2) a material reduction in the duties or responsibilities of the eligible employee from those in effect prior to the change in control; or (3) the Company requiring the eligible employee to relocate from the office of the Company where an eligible employee is principally employed immediately prior to the change in control date to a location that is more than 50 miles from such office of the Company (except for required travel on the Company’s business to an extent substantially consistent with such eligible employee’s customary business travel obligations in the ordinary course of business prior to the change in control date). For purposes of the Executive Plan, “cause” means a conviction of or a plea of nolo contendere to any felony or a crime involving moral turpitude or dishonesty; fraud or breach of company policies which materially adversely affects the Company; intentional damage to the Company’s property or business; habitual conduct that constitutes gross insubordination; or habitual neglect of his duties with the Company.

A Named Executive Officer who incurs a Qualifying Termination Event will be entitled to receive two years of salary and two times his or her target bonus for the year in which termination occurs. In addition, each employee covered by the Executive Plan will be entitled to: (i) payment of his or her accrued but unused paid time off as of the date of termination; (ii) a pro rata portion of his or her annual bonus for the year in which termination occurs; and (iii) payment for certain unreimbursed relocation expenses incurred by him or her (if any). Each employee covered by the Executive Plan who incurs a Qualifying Termination Event will also be entitled to receive reimbursement for all costs incurred in procuring health and dental care coverage for such employee and his or her eligible dependents under COBRA. Such reimbursements will be made for 18 months for our Named

Executive Officers. During the reimbursement period, if an eligible employee becomes covered under group health and dental care plans providing substantially comparable benefits to those provided to similarly situated active employees of the Company, then the Company’s COBRA reimbursement payments will be eliminated. In addition, Named Executive Officers are eligible for flight benefits for two years following a Qualifying Termination Event.

With respect to Named Executive Officers, the Executive Plan also contains an excise tax gross-up provision whereby if such employees incur any excise tax by reason of his or her receipt of any payment that constitutes an excess parachute payment, as defined in Section 280G of the Code, the employee will be entitled to a gross-up payment in an amount that would place him or her in the same after-tax position he or she would have been in had no excise tax applied.

The Executive Plan may be amended or terminated by the Company at any time prior to a change in control. In addition, under the terms of the Executive Plan, the Board is required to reconsider the terms of the plan within the 90-day period immediately prior to the third anniversary of its adoption in light of then-current market practices.

Potential payments upon a change in control under the Executive Plan are provided in the table below captioned “Potential Payments Upon Termination.”

Payments in Connection with our Amended and Restated 2002 Stock Incentive Plan.  In addition to the above, our Amended and Restated 2002 Stock Incentive Plan provides for immediate vesting of various equity grants in the event of a change in control. The phrase “change in control,” as used in the plan, means any of the following: a change in ownership or control of the Company effected through a merger, consolidation or other reorganization approved by our stockholders (unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned our outstanding voting securities immediately prior to such transaction); the sale, transfer or other disposition of all or substantially all of our assets in a liquidation or dissolution; or the acquisition, directly or indirectly by any person or group of persons unaffiliated with us, of beneficial ownership of securities possessing more than 50% of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made to our stockholders.

Potential payments upon a change in control under the Amended and Restated 2002 Stock Incentive Plan are provided in the table below captioned “Potential Payments Upon Termination.”

Potential Payments Upon Termination

The table below sets forth potential benefits that each Named Executive Officer would be entitled to receive upon termination of employment under the various circumstances outlined above. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time that they become eligible for such a payment. The amounts shown in the table are the amounts that would have been payable under existing plans and arrangements if the Named Executive Officer’s employment had terminated at December 31, 2008. Values for stock option and restricted stock unit grants are based on our common stock closing price of $7.10 on the Nasdaq Global Select Market on December 31, 2008. The table below does not include amounts to which the Named Executive Officers would be entitled that are already described in the other compensation tables appearing earlier in this proxy statement, including the value of equity awards that have already vested.

	Potential Payments Upon Termination
		Accelerated
	Severance	Vesting of	Benefit
	Amount	Restricted Stock	Continuation
Name	($)(1)	Units ($)(2)(3)	($)(4)	Total ($)(5)

David Barger
Termination by the Company without “Cause”	500,000	—	—	500,000
Termination for any reason other than without “Cause”(6)	0	—	—	0
After change in control(7)	1,500,000	279,527	6,648	1,786,175
Edward Barnes(8)
After change in control(7)	1,044,120	508,786	21,150	1,574,056
Russell Chew
Termination by the Company without “Cause”	400,000	—	—	400,000
Termination for any reason other than without “Cause”(6)	0	—	—	0
After change in control(7)	1,200,000	516,198	21,150	1,737,348
Robin Hayes(8)
After change in control(7)	1,200,000	492,193	21,150	1,713,343
James Hnat(8)
After change in control(7)	1,050,000	279,527	6,648	1,336,175
Robert Maruster(8)
After change in control(7)	885,000	209,642	21,150	1,115,791

(1)	As of December 31, 2008, we had no contractual obligations to make any severance payments to our Named Executive Officers, other than Messrs. Barger and Chew under the terms of their employment agreements.

(2)	All unvested stock options held by our Named Executive Officers as of December 31, 2008, had an exercise price greater than the closing price of our common stock on such date and, therefore, had zero value at December 31, 2008. Accordingly, tabular disclosure of the value of stock options with accelerated vesting has been omitted.

(3)	Assumes vesting on 39,370 RSUs for Mr. Barger, 71,660 RSU for Mr. Barnes, 72,704 RSU for Mr. Chew, 39,370 RSU for Mr. Hnat, 69,323 RSU for Mr. Hayes, and 29,527 RSU for Mr. Maruster at the closing stock price on December 31, 2008.

(4)	Benefits continuation consists of COBRA and dental COBRA payments for the Named Executive Officer and family, if applicable.

(5)	Under Sections 280G and 4999 of the Code, a 20% excise tax is imposed upon individuals who receive payments upon a change in control to the extent the payments received by them exceed an amount approximating three times their average annual compensation. As discussed above under “Payments Upon a Change in Control-Executive Change of Control Plan,” under our Executive Plan, we provide for tax “gross-up” payments to cover the cost of this excise tax. Given current estimates of potential change in control payments, none of our named executive officers would be subject to a gross-up in the event that any payments made in connection with a change in control were subject to the excise tax imposed by Section 4999 of the Code.

(6)	Under the Barger Employment Agreement and Chew Employment Agreement, had Mr. Barger and Mr. Chew’s respective employment been terminated for any other reason than without Cause by the Company, Mr. Barger and Mr. Chew, respectively, would not have been entitled to any additional compensation other than the amount of salary he had earned prior to the date of termination.

(7)	Under the Executive Plan, a Named Executive Officer who incurs a Qualifying Termination Event will be entitled to receive two years of salary and two times his or her target bonus for the year in which termination occurs and such additional payments as described above under “Payments upon a Change in Control-Executive Change in Control Plan.”

(8)	Potential payments to Messrs. Barnes, Hayes, Hnat and Maruster upon the termination of their employment or upon a change in control are governed by the terms of the benefit plans in which they participate, including the Executive Change in Control Plan and the 2002 Stock Incentive Plan. None of Mr. Barnes, Mr. Hayes, Mr. Hnat, and Mr. Maruster have an employment agreement with the Company.

TRANSACTIONS WITH RELATED PERSONS

We have established written policies and procedures that require approval or ratification by our Audit Committee of any transaction in excess of $100,000, which involves a Related Person’s entry into an “Interested Transaction.” As defined in our policy, an Interested Transaction is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (i) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (ii) the Company is a participant, and (iii) any Related Person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A “Related Person” is defined as any (1) person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if he or she does not presently serve in that role) an executive officer, director or nominee for election as a director, (2) greater than 5 percent beneficial owner of the Company’s common stock, or (3) immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee). Our policies and procedures further provide that only disinterested directors are entitled to vote on any Interested Transaction presented for Audit Committee approval.

Transactions with Related Persons since the Beginning of Fiscal 2008.  Board member David Checketts is the Chairman of New York-based SCP Worldwide, an investment firm that focuses on sports, media and entertainment assets, including ownership of Real Salt Lake, a Major League Soccer team playing in Salt Lake City, Utah (“Real Salt Lake”) and Rio Tinto Stadium. In March 2009, we entered into a three year agreement to become the exclusive and official Airline of Real Salt Lake and the official airline for Real Salt Lake’s Rio Tinto Stadium (the “Real Salt Lake Agreement”). Pursuant to the Real Salt Lake Agreement, we will make payments of at least $375,000 during the entire term in addition to other ancillary compensation, including, but not limited to travel certificates in exchange for customary sponsorship rights.

Lufthansa Consulting GmbH, or Lufthansa Consulting, is a subsidiary and affiliate of Deutsche Lufthansa AG, a beneficial owner of greater than 5% of the Company’s common stock. In July 2008,

we entered into an agreement with Lufthansa Consulting pursuant to which we paid approximately $200,000 for consulting services related to the implementation of the Company’s cargo standards and procedures. We are contemplating entering into a five year agreement with Lufthansa Consulting whereby we will pay approximately $290,000 in 2009 for consulting services related to the implementation of the Company’s cargo standards and procedures, with subsequent years subject to negotiation.

David Neeleman, Chairman of our Board of Directors until May 15, 2008, is a related person as defined in Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended. Following his departure from JetBlue, based on published news reports, Mr. Neeleman founded and became chairman and a significant equity owner of Azul Linhas Aereas Brasileiras, SA, or Azul, a new Brazilian domestic airline. In September and October 2008, we leased to Azul two of our owned EMBRAER 190 aircraft; each lease term is 12 years. Under the terms of these leases, we recorded approximately $2 million in rental income during 2008. Future lease payments due to us over the next five years are approximately $6 million per year. Additionally, in September 2008, we executed, and subsequently amended, a purchase agreement relating to the sale of two new EMBRAER 190 aircraft scheduled for initial delivery to us by Embraer in the first quarter of 2009. These two aircraft, with certain configuration modifications, were sold by us to an unrelated third party immediately after such aircraft were delivered to us in January 2009 and were leased by such leasing company to Azul. The total net gain on the sale of both aircraft was approximately $945,000. We do not know the value of the transactions to Mr. Neeleman. In reviewing and ultimately ratifying the above-mentioned JetBlue-Azul transactions in accordance with our related person transaction policy, the Audit Committee relied on a recommendation of management and an independent third party assessment of the transactions as being on terms no less favorable to us than could be obtained from an unaffiliated third party in the then current environment.

Our wholly owned subsidiary Live TV, LLC is presently negotiating a series of contracts with Azul for the provision of inflight entertainment and data connectivity, for which it has received two advance payments of $500,000 in 2008 to fund non-recurring engineering costs. The material terms are still being negotiated. Our Audit Committee has been apprised of the LiveTV-Azul negotiations and we anticipate that they will review and, if appropriate, approve any proposed agreements prior to their execution.

As we have previously disclosed, we are in discussions with Deutsche Lufthansa AG regarding an anticipated commercial agreement; however, the material terms of which are currently under negotiation.

AUDIT COMMITTEE REPORT

The Audit Committee of the JetBlue Board of Directors is comprised of three non-employee directors, each of whom, in the Board’s business judgment, is independent within the meaning of the applicable rules and regulations of the SEC and NASDAQ. The Audit Committee oversees on behalf of the Board of Directors the Company’s accounting, auditing and financial reporting processes. The Committee has the resources and authority it deems appropriate to discharge its responsibilities.

Management has the primary responsibility for the Company’s financial statements and financial reporting process, including establishing, maintaining and evaluating disclosure controls and procedures; and establishing, maintaining and evaluating internal control over financial reporting and evaluating any changes in controls and procedures. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report relating to their audit; as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting. In fulfilling its responsibilities, the Audit Committee held meetings throughout 2008 with Ernst &Young in private without members of management present.

In this context, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and its independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee discussed with the Company’s independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements; and PCAOB Auditing Standards No. 5, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” Ernst & Young also provided to the Audit Committee the written disclosures and letter regarding their independence required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee also discussed with Ernst & Young their independence from JetBlue and its management, and considered whether the non-audit services provided by the independent registered public accounting firm to the Company are compatible with maintaining the firm’s independence.

JetBlue also has an internal audit department that reports to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives updates of internal audit results throughout the year.

In reliance on the review and discussions referred to above, and in the exercise of its business judgment, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the Company’s audited financial statements be included in JetBlue’s Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the SEC. In addition, the Audit Committee and the Board have also recommended, subject to stockholder ratification, the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. While the Audit Committee believes that the charter in its present form is adequate, it may in the future recommend to the Board of Directors amendments to the charter to the extent it deems necessary to react to changing conditions and circumstances.

Audit Committee of JetBlue

Peter Boneparth
Robert Clanin, Chair
Virginia Gambale

ITEM 2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements and internal control over financial reporting for the fiscal year ending December 31, 2009. Representatives of Ernst & Young LLP will be present at the annual meeting to respond to appropriate questions from stockholders and make a statement if desired.

Our Board of Directors recommends that stockholders vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2009.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board.

Fees to Independent Registered Public Accounting Firm

Services provided to the Company by Ernst & Young LLP in fiscal 2008 and 2007 are described below. Additional information regarding the Audit Committee is provided in the Audit Committee Report and elsewhere in this proxy statement.

Audit Fees.  Fees for audit services totaled $1,228,000 in 2008 and $1,118,000 in 2007, including fees related to: (a) the integrated audit of our consolidated financial statements and internal control over financial reporting; (b) the review of the interim consolidated financial statements included in quarterly reports; (c) services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation; and (d) consultations concerning financial accounting and reporting standards.

Audit-Related Fees.  Fees for audit-related services totaled $542,000 in 2008 and $673,000 in 2007. Audit-related services principally include fees for audit and attest services that are not required by statute or regulation.

Tax Fees.  Fees for tax services, including tax compliance, tax advice and tax planning, totaled $142,000 in 2008 and $5,500 in 2007.

All Other Fees.  We did not incur any other fees.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by our independent registered public accounting firm. This policy provides for pre-approval by the Audit Committee of all audit and permissible non-audit services before the firm is engaged to perform such services. The Audit Committee is authorized from time to time to delegate to one of its members the authority to grant pre-approval of permitted non-audit services, provided that all decisions by that member to pre-approve any such services shall be subsequently reported, for informational purposes only, to the full Audit Committee.

ITEM 3.  APPROVAL OF A PROPOSAL TO AMEND OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF CAPITAL STOCK AUTHORIZED FOR ISSUANCE FROM 525,000,000 SHARES TO 975,000,000 SHARES, WITH 900,000,000 OF SUCH SHARES DESIGNATED AS COMMON STOCK AND 75,000,000 OF SUCH SHARES DESIGNATED AS PREFERRED STOCK.

We are asking our stockholders to approve an amendment to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to increase the number of authorized shares from 525,000,000 to 975,000,000, including an increase in the number of authorized shares of common stock from 500,000,000 to 900,000,000. The additional common stock to be authorized by adoption of the amendment would have rights identical to our currently outstanding common stock. We are also seeking an increase to the number of shares of our authorized preferred stock from 25,000,000 to 75,000,000, none of which are currently issued and outstanding. The additional preferred stock to be authorized by adoption of the amendment would be identical to that already provided for in our Certificate of Incorporation.

Article 4 of our Certificate of Incorporation currently authorizes us to issue up to 525,000,000 shares of stock, 500,000,000 of which are designated as common stock, and 25,000,000 shares of which are designated as preferred stock. Our common stock is all of a single class, with equal voting, distribution, liquidation and other rights. As of March 31, 2009, 272,825,047 shares of common stock were issued and outstanding, zero shares of preferred stock were issued and outstanding, 26,824,839 options to purchase shares of our common stock were issued and outstanding, restricted stock units to purchase 3,259,683 shares of our common stock were issued and outstanding, deferred stock units to purchase 70,000 shares of our common stock were issued and outstanding, options to purchase an additional 23,549,267 shares of common stock were reserved for issuance under the Company’s Crewmember Stock Purchase Plan, and options to purchase an additional 28,938,176 shares of Common Stock were reserved for issuance under the Company’s Amended and Restated 2002 Stock Incentive Plan. Additionally, 44,278,421 shares are reserved for our obligations under our convertible notes issued in 2003, 2005 and 2008. Accordingly, out of the 500,000,000 shares of common stock authorized, 410,382,615 are issued or reserved for issuance (with 17,057,483 shares in treasury) and 89,617,385 authorized shares of common stock remain for future issuance.

Our existing preferred stock is commonly known as “blank check” preferred stock, because the Board has discretion to designate one or more series of the preferred stock with the rights, privileges and preferences of each series to be fixed by the Board from time to time. The purpose of increasing the amount of available “blank check” preferred stock is to provide the Company with greater flexibility with respect to future financing transactions. Recent economic developments have adversely affected the capital markets and the availability of capital for most corporations. Furthermore, the recent experience with significant increases in fuel prices and the current economic situation has highlighted the importance of capital conservation and augmentation. In light of these trends, the Board has concluded that the Company should have a full range of capital financing alternatives available in its Certificate of Incorporation. “Blank check” preferred stock is commonly authorized by publicly traded companies and, when authorized, is frequently used as a means of raising capital and making acquisitions. In some circumstances, companies have been required to utilize senior classes of securities to raise capital, with the terms of those securities being highly negotiated and tailored to meet the needs of both investors and issuing companies. Such senior securities typically include liquidation and dividend preferences, protections, conversion privileges and other rights not found in common stock. By authorizing an increase to our existing “blank check” preferred stock, we would increase our flexibility in meeting future capital needs.

If the Certificate of Incorporation is amended to authorize the issuance of additional shares of “blank check” preferred stock, the Board would have discretion to establish various series of preferred stock and determine the number of shares, voting powers, rights (including dividend rights) and the qualifications, limitations or restrictions thereof, terms of redemption, conversion rights and liquidation preferences of each series so established, and the holders of our common stock would have no right to approve the terms of any such series. The Company has no present understanding, agreement or commitment to issue any “blank check” preferred stock and has no present intention to do so.

The Board of Directors has adopted and is submitting for stockholder approval a Certificate of Amendment to the Company’s Certificate of Incorporation (the “Certificate of Amendment”) to effect this increase in authorized capital stock. The increase in authorized capital stock would only become effective upon the affirmative vote of a majority of the votes entitled to be cast by the holders of the Company’s outstanding common stock and the subsequent filing of the Certificate of Amendment. The full text of the proposed amendment is set forth in Exhibit A to this proxy statement, and this discussion is qualified in its entirety by reference to Exhibit A.

We anticipate that we may issue additional shares of preferred stock and/or common stock in the future in connection with one or more of the following:

•	financing transactions, such as public or private offerings of common stock or convertible securities;

•	strategic investments;

•	partnerships, collaborations and other similar transactions;

•	our stock incentive plans; and

•	other corporate purposes that have not yet been identified.

At this time, we do not have any plans, commitments, arrangements, understandings or agreements regarding the issuance of common stock or preferred stock following the increase of our authorized shares. However, the availability of additional shares of common stock and preferred stock for issuance is, in management’s view, prudent and will afford us flexibility in acting upon financing transactions to strengthen our financial position and/or commercial partnership opportunities that may arise.

In addition to these corporate purposes, an increase in the number of authorized shares of our capital stock could be used to make it more difficult to, or discourage an attempt to, obtain control of our company by means of a takeover bid that our Board of Directors determines is not in the best interests of us and our stockholders. However, our Board of Directors does not intend or view the proposed increase in authorized common stock or authorized preferred stock as an anti-takeover measure and is not proposing the increase in response to any attempt or plan to obtain control of the Company. The Certificate of Amendment to authorize additional preferred stock as proposed could adversely affect the ability of third parties to take over or change the control of the Company. The issuance of preferred stock with voting rights may, under certain circumstances, create voting impediments with respect to changes in control of the Company or dilute the stock ownership of holders of common stock seeking to obtain control of the Company. The ability of our Board to establish the rights of, and to cause the Company to issue, substantial amounts of preferred stock without the need for shareholder approval could discourage potential acquirors and therefore deprive stockholders of benefits they might otherwise obtain from an attempt to acquire ownership or control of the Company, such as selling their shares at a premium over market price. Moreover, the issuance of preferred stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent directors from office even if such change would serve the interests of the Company and its stockholders. For the foregoing reasons, the rights of the holders of common stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future.

While the proposed amendment may have anti-takeover ramifications, the Board believes that the benefits it would confer on the Company outweigh any potential disadvantages. In addition to the enhanced ability to finance purchases and secure capital, as discussed above, the Company would gain a degree of protection from hostile takeovers that might be contrary to the interests of the Company and its stockholders and would increase the flexibility of the Board to institute additional mechanisms to maximize stockholders value in connection with a business combination transaction. Notwithstanding the foregoing, the Board has no present intention to issue the authorized preferred shares for any defensive or anti-takeover purpose, subject to the exercise of its fiduciary duties to the Company and its stockholders. Rather, the Board intends to issue preferred shares only for the purpose of facilitating capital-raising transactions and for other corporate purposes which the Board believes are in the best interests of the Company and its stockholders.

The additional shares of capital stock that would be authorized by the Certificate of Amendment might be issued at times and under circumstances as to have a dilutive effect on earnings per share or the percentage ownership interest of the present holders of our common stock, none of whom have preemptive rights under our Certificate of Incorporation to subscribe for additional securities that we may issue.

The full text of the proposed amendment is set forth in Exhibit A to this proxy statement, and this discussion is qualified in its entirety by reference to Exhibit A.

The affirmative vote of a majority of outstanding shares entitled to vote, in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes, if any, will have no effect on determining whether the proposal has received the requisite number of affirmative votes.

Our board of directors recommends that you vote “FOR” the increase to our authorized capital stock.

ITEM 4.  SHAREHOLDER PROPOSAL

California Public Employees’ Retirement System (CalPERS), P.O. Box 942707, Sacramento, California 94229-2707, beneficial owner of approximately 672,642 shares, has submitted the following proposal:

RESOLVED, that the shareowners of JetBlue Airways Corporation (Company) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement:  Is accountability by the Board of Directors important to you? As a long-term shareowner of the Company, CalPERS thinks accountability is of paramount importance. This is why we are sponsoring this proposal which would remove a plurality vote standard for uncontested elections that effectively disenfranchises shareowners and eliminates a meaningful shareowner role in uncontested director elections.

Under the Company’s current voting system, a director nominee may be elected with as little as his or her own affirmative vote because “withheld” votes have no legal effect. This scheme deprives shareowners of a powerful tool to hold directors accountable, because it makes it impossible to defeat director nominees who run unopposed. Conversely, a majority voting standard allows shareowners to actually vote against candidates and to defeat reelection of a management nominee unsatisfactory to the majority of shareowner votes cast.

For these reasons, a substantial number of companies already have adopted this form of majority voting. In fact, more than 66% of the companies in the S&P 500 have adopted majority voting for uncontested director elections. We believe the Company should join the growing number of companies that have adopted a majority voting standard requiring incumbent directors who do not receive a favorable majority vote to submit a letter of resignation and not continue to serve unless the Board declines the resignation and publicly discloses its reasons for doing so.

Majority voting in director elections empowers shareowners to clearly say “no” to unopposed directors who are viewed as unsatisfactory by a majority of votes cast. Incumbent board members serving in a majority vote system are aware that shareowners have the ability to determine whether the director remains in office. The power of majority voting, therefore, is not just the power to effectively remove poor directors, but to heighten director accountability by raising the threat of a loss of majority support. That is what accountability is all about.

CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better. We therefore ask you to join us in requesting that the Board of Directors promptly adopt the majority voting standard. We believe the Company’s shareowners will substantially benefit from the increased accountability of incumbent directors and the power to reject directors shareowners believe are not acting in their best interests.

Please vote FOR this proposal.

Statement in Opposition to the Proposal on Adopting a Majority Vote Standard for Election of Directors

The Board of Directors believes that this proposal is not in the best interests of the shareholders at this time and recommends that you vote against it.

The proposal requests that the Company adopt a majority voting standard for director elections. The Company, a Delaware corporation, presently uses a plurality voting standard, which is the standard mechanism for the election of directors under Delaware law. The plurality voting standard provides that the nominees who receive the most affirmative votes are elected to serve as Company directors. While large U.S. companies have increasingly adopted the majority voting standard in recent years, companies of comparable size to JetBlue still favor the plurality voting standard by a large measure. In fact, a report from December 2008 by an independent corporate governance research firm stated that nearly 75% of the Russell 3000 corporations, of which JetBlue is a member, continue to use plurality voting for directors as of December 2008.

Given the recent amendments to our certificate of incorporation and bylaws approved by JetBlue’s Board of Directors and its shareholders last year, adopting more Board-related amendments this year would be potentially disruptive to the operations of our Corporation and our Board.

At last year’s annual meeting of stockholders, the Board recommended and the shareholders voted to declassify our Board of Directors and to remove supermajority voting provisions in our certificate of incorporation and bylaws (the “Corporate Governance Amendments”). We have implemented the Corporate Governance Amendments. This is the first year of our phase-in to annual elections of directors. We expect that annual elections of our directors will be fully implemented by our annual meeting of stockholders in 2011.

However, adoption of the proposal might disrupt the orderly functioning of our Board and the implementation of annual elections if it leads to additional changes to the composition of our Board of Directors, should any director not receive the requisite affirmative vote. Our Board of Directors is not philosophically opposed to majority voting; however, given the timing of the proposal so soon after the Corporate Governance Amendments adopted last year and before the full implementation of annual elections of directors, our Board of Directors believes that the requirement of majority voting could serve as a distraction of Company and Board resources — time, financial or otherwise — which could otherwise be utilized to help manage the Company during these challenging general economic conditions.

Furthermore, this shareholder proposal increases the possibility of failed elections and any absence of a majority vote may create an additional and potentially expensive process in order to replace a vacant Board position. Any such vacant Board position also increases the workload of our existing directors, especially those serving on Board committees.

The Board intends to assess the effectiveness of the Corporate Governance Amendments, once fully implemented, prior to making further significant amendments to the Company’s corporate governance processes, such as instituting a majority voting standard for director elections.

This proposal is not necessary to create growth in shareholder value.

The proponent suggests this proposal is necessary to make the directors more accountable to the shareholders. The Company has adopted corporate governance principles, consistent with best practices, to increase the transparency and accountability of the Company’s leadership to shareholders. Further, the Board has taken significant steps to demonstrate its continuing commitment to good corporate governance and accountability to shareholders in recommending and adopting the Corporate Governance Amendments. The proponent also suggests that adopting this proposal will enhance company performance. We certainly agree that strong corporate governance practices benefit shareholders, but we do not believe that this proposal will improve the company’s corporate governance or lead to better performance. In fact, a 2007 study found no statistically significant market reaction to the adoption of majority voting by a corporation. This is consistent with our view that adopting this proposal would not enhance our corporate governance practices and instead could distract our management and the Board and use corporate resources at a time when they would be better spent protecting the company in the current economic environment.

After careful consideration, the Board recommends a vote against this proposal at this time. The Board believes that until the transition to a declassified Board is complete, further changes to the composition and selection process of the Board are not in the best interests of the Company.

For the reasons described above, our Board of Directors recommends that stockholders vote AGAINST this proposal. Proxies will be voted AGAINST this proposal unless you specify otherwise.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items set forth in the notice of annual meeting above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials.  The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement or annual report to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, please notify us by sending a written request to Investor Relations, JetBlue Airways Corporation, 118-29 Queens Boulevard, Forest Hills, New York 11375 or by calling us at (718) 709-3084. You may also notify us to request delivery of a single copy of our annual report or proxy statement if you currently share an address with another stockholder and are receiving multiple copies of our annual report or proxy statement.

Advance Notice Procedures.  Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board of Directors or by a stockholder entitled to vote who has delivered written notice to our Corporate Secretary at our principal executive offices (containing certain information specified in the bylaws about the stockholder and the proposed action) not less than 150 days prior to the annual meeting. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

List of Stockholders.  The names of stockholders entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our principal executive offices at 118-29 Queens Boulevard, Forest Hills, New York 11375, by contacting our General Counsel, James Hnat.

Limited Voting by Foreign Owners.  To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, our Certificate of Incorporation and bylaws restrict foreign ownership of shares of our common stock. The restrictions imposed by federal law currently require that no more than 25% of our voting stock be owned or controlled, directly or indirectly, by persons who are not United States citizens. Our Bylaws provide that no shares of our common stock may be voted by or at the direction of non-U.S. citizens unless such shares are registered on a separate stock record, which we refer to as the foreign stock record. Our Bylaws further provide that no shares of our common stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership restrictions imposed by federal law. Any holder of JetBlue common stock who is not a United States citizen and has not registered its shares on the foreign stock record maintained by us will not be permitted to vote its shares at the annual meeting. The enclosed proxy card contains a certification that by signing the proxy card or voting by telephone or electronically, the stockholder certifies that such stockholder is a United States citizen as that term is defined in the Federal Aviation Act or that the shares represented by the proxy card have been registered on our foreign stock record. As of the March 17, 2009 record date for the annual meeting, shares representing less than 25% of our total outstanding voting stock are registered on the foreign stock record.

Under Section 40102(a)(15) of the Federal Aviation Act, the term “citizen of the United States” is defined as: (i) an individual who is a citizen of the United States, (ii) a partnership each of whose partners is an individual who is a citizen of the United States, or (iii) a corporation or association organized under the laws of the United States or a state, the District of Columbia or a territory or possession of the United States of which the president and at least two-thirds of the Board of Directors and other managing officers are citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons that are citizens of the United States.

Stockholder Proposals for the 2010 Annual Meeting.  In order for a stockholder proposal to be considered for inclusion in the proxy materials for our annual meeting of stockholders in 2010, stockholder proposals must be received by our Corporate Secretary no later than December 14, 2009. Proposals should be sent to the Corporate Secretary, JetBlue Airways Corporation, 118-29 Queens Boulevard, Forest Hills, New York 11375.

Extent of Incorporation by Reference of Materials.  The Compensation Committee Report and the Audit Committee Report included in this proxy statement do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other filing made by us under the Securities Act or the Exchange Act, except to the extent we specifically incorporate such reports by reference therein.

Proxy Solicitation Costs.  The proxies being solicited hereby are being solicited by our Board of Directors. The cost of soliciting proxies in the enclosed form will be borne by us. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our stock.

Annual Report.  A copy of our 2008 Annual Report accompanies this proxy statement. Additional copies may be obtained from our General Counsel, JetBlue Airways Corporation, 118-29 Queens Boulevard, Forest Hills, New York 11375.

By Order of the Board of Directors,

James G. Hnat
Executive Vice President, General Counsel and
Secretary

April 21, 2009
Forest Hills, New York

EXHIBIT A

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Article IV” so that, as amended, said Article shall be and read in its entirety as follows:

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is Nine Hundred Seventy Five Million~~Five Hundred Twenty Five Million~~(~~525~~975,000,000). Nine~~Five~~ Hundred Million (~~5~~900,000,000) shares shall be Common Stock, par value $0.01 per share, and ~~Twenty~~Seventy Five Million (~~2~~75,000,000) shares shall be Preferred Stock, par value $0.01 per share. Immediately upon the filing of the Amended and Restated Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware, each one (1) share of the Corporation’s Class A-1 Common Stock, Class A-2 Common Stock, Series A-1 Preferred, Series A-2 Preferred, Series B-1 Preferred and Series B-2 Preferred was converted into one (1) share of Common Stock.

The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors of the Corporation is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon each series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. The rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. The Board of Directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

A-1

JetBlue Airways Attn: Investor Relations—L. Reifer 118-29 Queens Blvd. Forest Hills, NY 11375	VOTE BY INTERNET-www.proxyvote.com
It’s fast, convenient and your vote is immediately confirmed and posted.
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., EDT, on May 13, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Your vote is important!

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by JetBlue Airways in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and , when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY TELEPHONE 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., EDT, on May 13, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to JetBlue Airways, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Do not return your Proxy Card if you are voting by Internet.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Nominees:	(1) Peter Boneparth	For all	Withheld from	☐
	(2) Kim Clark (3) Stephan Gemkow (4) Joel Peterson	Nominees ☐	all Nominees ☐	For all Nominees except as noted above
(5) Ann Rhoades

		For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.	☐	☐	☐
3.	Approval of a proposal to amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of Preferred Stock and Common Stock authorized for issuance from 525,000,000 shares to 975,000,000 shares.	☐	☐	☐
4.	Stockholder proposal with respect to majority vote for election of directors.	☐	☐	☐

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

☐ Mark here if you plan to attend the annual meeting

Certification:
Pursuant to federal law and JetBlue’s certificate of incorporation and bylaws, voting stock is subject to certain foreign ownership restrictions. By signing below, you represent that you are a United States citizen as that term is defined by the Federal Aviation Act or that the shares of stock represented by this Proxy have been registered on the Foreign Stock Record of the Company.

Please sign your name(s) exactly as it appears hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.

Signature	Date	Signature	Date

ADMISSION TICKET
(non transferable)
2009 ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 14, 2009
10:00 a.m. EDT
Registration begins at 9:00 a.m. EDT
JetBlue Corporate Headquarters
118-29 Queens Boulevard
Forest Hills, New York
If you plan to attend the Annual Meeting, please present this admission ticket along with a government-issued photo identification to gain admittance to the meeting. This ticket admits only the stockholder listed on the reverse side and one (1) guest and is not transferable.
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com
DETACH HERE

PROXY
JetBlue Airways Corporation
May 14, 2009
The undersigned hereby appoints David Barger and Edward Barnes, together and separate, as proxies, each with power of substitution, to vote and act at the Annual Meeting of Stockholders to be held at JetBlue Corporate Headquarters, 118-29 Queens Boulevard, Forest Hills, New York at 10:00 a.m. EDT on May 14, 2009, and at any adjournments thereof, upon and with respect to the number of shares of Common Stock of the Company as to which the undersigned may be entitled to vote or act in the manner directed on the reverse side of this card. The shares represented by this proxy, when executed properly, will be voted in the manner directed. The undersigned instructs such proxies, or their substitutes, to vote in such a manner as they may determine on any matters which may come before the meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is acknowledged, and to vote on the following as specified by the undersigned. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Unless otherwise specified in the boxes provided on the reverse side hereof, the proxy will be voted IN FAVOR of all nominees for director, IN FAVOR of proposals 2 and 3 and AGAINST proposal 4, and in the discretion of the named proxies as to any other matter that may properly come before this meeting or any adjournment thereof.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE